Exhibit 10.1

SUB-SUBLEASE AGREEMENT

THIS SUB-SUBLEASE AGREEMENT (“Sub-sublease”) is made this 30th day of May, 2008, by and between PROSODIE INTERACTIVE CALIFORNIA, INC., (“Sub-sublandlord”) and Enernoc, Inc.  (“Sub-Sub-Tenant”)

1.   Premises. Sub-sublandlord agrees to Sub-sublease to Sub-subtenant, and Sub-subtenant agrees to Sub-sublease from Sub-sublandlord, approximately 8,766 rentable square feet  (“RSF”) of space located on the eastern side of the 4th floor of the building located at 500 Howard Street, San Francisco, CA 94105, as shown on the floor plan attached hereto as Exhibit A (“Premises”).

2.   Master Lease, Sublease and Other Agreements. Except as specifically set forth herein, this Sub-sublease is subject and subordinate to all of the terms and conditions of the Master Sublease, dated October 31, 2006, between Sun Microsystems, Inc., (‘‘Master Sublessor”) and Sub-sublandlord and the lease dated November 3, 2000 as amended (“Master Lease”) between Utah State Retirement Investment Fund, as the “Lessor” (“Master Lessor”), and Master Sublessor.   A copy of the Master Sublease is attached hereto as Exhibit B and incorporated herein by this reference except that the following sections of the Master Sublease are not incorporated herein: Sections 1.1 through 1.19; Sections 2.1 and 2.3; Article 3; the first sentence of Section 4.1; Sections 4.2 and 4.3;Section 4.6; Sections 5.1 through 5.3; Article 6; Sections 7.1 and 7.2; Article 12; Section 13.2.1; Sections 14.1 and 14.4; Article 15; Article 16; Section 18.3; Section 18.4; Section 18.5;  Section 18.7 and Section 18,9.  Where incorporated into this Sub-sublease, the terms “Sublandlord”, “Subtenant”, “Premises” and “Sublease” in the Master Sublease shall refer to “Sub-sublandlord”, “Sub-subtenant”, “Premises” and “Sub-sublease”.  A copy of the Master Lease is attached hereto as Exhibit C and is incorporated herein by this reference to the extent incorporated into the Master Sublease by Section 13.1 of the Master Sublease. Sub-sublandlord represents and warrants to Sub-subtenant that (i) the Master Sublease is in full force and effect and has not been amended, (ii) the Expiration Date of the Master Sublease is March 31, 2012, and (iii) Sub-sublandlord is not aware of any default (or the occurrence of any events which would constitute a default with the passage of time) on the part of (A) Sub-sublandlord or Master Sublessor under the Master Sublease or (B) Master Sublessor or Master Lessor under the Master Lease.

Notwithstanding anything to the contrary in the Master Sublease or the Master Lease, in no event shall Sub-subtenant have any liability, or responsibility, for the removal or restoration for any alterations, improvements, or additions that are in existence as of the date of this Sub-sublease.  In addition, Sub-subtenant shall not be obligated to (i) pay the Rent to be paid by Sub-sublandlord under the Sublease, (ii) cure any default of Sub-sublandlord under the Sublease, (iii) perform any obligation of Sub-sublandlord under the Sublease which arose prior to the Commencement Date and Sub-sublandlord failed to perform, (iv) repair any damage to the Premises, or cure any violation of law, caused by Sub-sublandlord or existing prior to the Commencement Date, (v) indemnify Master Lessor or Master Sublessor with respect to any act, omission, negligence or willful misconduct of Sub-sublandlord, its agents employees or contractors, (vi) pay late fees, interest or damages due under the Master Sublease which relate to the acts, omissions, willful misconduct, negligence or default of Sub-sublandlord under the Master Sublease, (vii) separately meter the Premises for utility service, (viii) provide its own janitorial services.

Sub-sublandlord agrees not to voluntarily terminate the Master Sublease before the expiration of the Term (as defined below). With respect to the, Sub-subtenant shall be entitled to all utilities, repairs and services furnished by Master Lessor under the Master Lease and Master

Sublessor under the Master Sublease.  Sub-sublandlord agrees to make reasonable and diligent efforts to enforce Master Lessor’s obligations under the Master Lease and Master Sublessor’s obligations under the Master Sublease, to the extent that Sub-Subtenant is a beneficiary thereof.  Whenever the consent of the Landlord is required under the Master Lease and/or consent of the Sublandlord under the Sublease, and whenever the Landlord fails to perform its obligations under the Master Lease or Sublandlord fails to perform its obligations under the Sublease, Sub-Sublandlord agrees to use its reasonable, good faith efforts to obtain that consent or performance on behalf of Sub-Subtenant.

3.   Commencement Date.  The Commencement Date of the Sub-sublease shall be upon the later of (i) delivery of possession of the Premises to Sub-subtenant in the condition required hereunder and (ii) receipt by Sub-subtenant of the written consent of both the Sub-Landlord (Sun MicroSystems, Inc.) and the Master Landlord (Utah State Retirement Investment Fund) (the “Consents”) estimated to be on or about June 1, 2008.  If Sub-sublandlord is unable to deliver possession of the Premises and the Consents by July 31, 2008, Sub-subtenant shall have the option to terminate the Sub-sublease.

4.   Term.

(a)  The term of this Sub-sublease (“the Term”) shall be for a period the Commencement Date, and shall expire on February 28, 2012 (the “Expiration Date”) unless sooner terminated pursuant to any provision of the Master Sublease or Master Lease applicable to the Premises (the “Expiration Date”).

(b) Early Access.  Sub-subtenant shall have the right of early access to the Premises, rent free, beginning on June 1, 2008, for the purpose of inspecting and planning the configuration and installation of its IT and telephone equipment, wiring, etc.  Sub-subtenant shall not be charged for rent, electricity or any other service during the Early Access period, provided special building services are not requested in order for Sub-subtenant to perform their own work.

5.   Rent.  Rent shall commence thirty (30) days from Commencement Date.

(a) Sub-subtenant shall pay to Sub-sublandlord each month during the Term of this Sub-sublease, base rent (“Base Rent”) as follows:

Year 1:	$38.00 PSF	$27,759.00 per month
Year 2:	$39.00 PSF	$28,489.50 per month
Year 3:	$40.00 PSF	$29,220.00 per month
Year 4:	$41.00 PSF	$29,950.50 per month

(b)     Base Rent shall be abated for the first full calendar month of the Term.  Monthly Base Rent is due and payable on or before the first of each month thereafter. If the Commencement Date is not the first day of the month, then Sub- subtenant shall pay the prorated Base Rent for the first partial month on the Commencement Date. The rent shall be paid to Sub-sublandlord at the address set forth in Section 16 of this Sub-sublease, or at such other place as Sub-sublandlord may designate, in advance, on the first day of each and every month throughout the term of this Sub-sublease without any notice, set off, or deduction whatsoever except as permitted hereunder.

(c)     Operating Costs and Taxes.  Sub-subtenant shall receive a 2008 Base Year and commencing January 1, 2009, shall pay its proportionate share of all Operating Costs and Taxes outlined in the underlying Sublease and Master Lease in excess of Operating Costs and

Taxes for the 2008 Base Year. Sub-subtenant’s proportionate share shall be the ratio which the rentable area of the Premises bears to the rentable area of the Master Premises, which ratio is agreed to be 3.91% as of the date of this Sub-sublease based on 8,766 rentable square feet of the Premises and 223,681 rentable square feet of the Master Premises. Said sums (including any estimates of such sums) shall be paid to Sub-sublandlord at the times required pursuant to the terms and conditions of the Master Sublease. Sub-sublandlord shall provide Sub-subtenant with full and complete copies of Master Lessor’s annual reconciliation statements of Operating Costs and Taxes provided to Sub-sublandlord under the Master Sublease promptly following Sub-sublessor’s receipt of the same from Master Sublessor. Sub-subtenant shall have the ability to request and receive after-hours HVAC in the Premises and Sub-sublandlord shall pursue such request with Master Sublessor upon Sub-subtenants request. Current building hours are Monday to Friday from 7:00 am until 6:00 pm and Saturday from 9:00 am to 1:00 pm. After-hours HVAC cost is currently $150 per hour with a 4 hour minimum; 72 hours notice required.

(d) Late Charge. If any rent is not paid within seven (7) days after the due date, Sub-Subtenant shall pay a late charge to Sub-sublandlord equal to 2% of the overdue payment and interest on such amount at the Interest Rate (as defined in the Master Lease).  Neither demand for, nor receipt of, any late charge called for under this sub-sublease will: (i) operate to waive any obligation to pay Rent; or (ii) limit the exercise of any other right or remedy Sub-sublandlord may have under this Sub-sublease in case of Sub-subtenant’s Default.

6.   Security Deposit and Prepaid Rent.   Sub-subtenant shall pay a one (1) month security deposit to Sub-sublandlord in the form of check in the amount of Twenty Seven Thousand, Seven Hundred Fifty Nine ($27,759.00) Dollars.  Sub-subtenant shall not be paid any interest on such deposit.  Security deposit shall be returned to Sub-subtenant upon the expiration of the Sub-sublease term, provided the Premises is returned in acceptable condition; normal wear and tear expected.

7.   Use of Premises; Parking; Improvements. Sub-subtenant shall use the Premises only for general office use and any other use currently permitted by the Master Lease. Sub-subtenant shall properly observe and comply with all laws with respect to Sub-subtenant’s use of the Premises to the extent required under the Master Sublease.

(a)  Furniture, Fixtures & Equipment (FF&E):  Sub-subtenant shall have the right to use the existing FF&E in the Premises throughout the term of the Sub-sublease.  Sub-subtenant shall also have the right to purchase the existing FF&E in the Premises at the end of the lease term at a price to be negotiated within six (6) months but in no event two (2) months from Sub-sublease expiration.  Sub-subtenant shall provide Sub-sublandlord with written notice of its intent to purchase or not purchase the furniture.  The existing furniture inventory will exclude Sub-sublandlord’s Aeron chairs.  A final inventory list is attached hereto as Exhibit D.

(b)  Voice and Data: Sub-subtenant shall be allowed to use and reconfigure the existing voice and data network wiring during the term of the Sub-sublease. To the best of Sub-sublandlord’s knowledge, the voice and data wiring are in good and operable condition.  Sub-subtenant shall be responsible for any and all repairs and maintenance associated with such wiring and systems that affect the Premises throughout the term of this Sub-sublease.

(c)  Parking Rights: Sub-subtenant shall have the right to use seven (7) parking spaces in the Building’s parking garage.

(d)  24 Hour Access: Sub-subtenant shall have access to the Building and the Premises, seven (7) days a week, twenty four (24) hours per day, with electric service being provided at all times. Sub-subtenant shall be responsible for any charges associated with its request for and usage of any after-hours HVAC and utilities for the Premises.

(e)     Signage: Sub-subtenant shall have the right to the building lobby directory, elevator lobby and suite signage per Master Lessor’s standard signage program at Sub-sub-subtenant’s cost.

8.     Alterations.  Subject to the terms of the underlying Sublease and of the Master Lease, Sub-subtenant shall be permitted to make alterations to the Premises with the prior approval of Sub-sublandlord, Master Sublessor and Master Landlord’s approval.  Sub-subtenant shall be responsible for the removal of any alterations installed by Sub-subtenant upon expiration of the Sub-sublease term which will be determined at the time of granting consent.

9.     Assignment; Subletting. Subject to the terms of the Master Sublease and Master Lease, Sub-subtenant shall be permitted to Sub-sub-sublease the Premises with Sub-sublandlord’s, Master Sublessor’s and Master Lessor’s prior written approval which would not be unreasonably withheld or delayed.

10.   Insurance. Sub-subtenant shall maintain the insurance required of the “tenant” under Section 11.1 in the Master Lease, provided, however, that all rights and benefits specified for Master Lessor pursuant to the Master Lease shall apply to and inure to the benefit of Master Lessor, Master Sublessor and Sub-sublandlord.

11.   Condition and Delivery of Premises. Sub-sublandlord shall deliver the Premises on the Commencement Date vacant of all occupants and clean and free of debris.

12.   Relocation. Subject to and in accordance with the terms of Section 18.3 of the Master Sublease, in the event that the Sub-sublandlord is required to move to a Substitute Premises (as defined in the Master Sublease), Sub-sublandlord will notify Sub-subtenant immediately upon receiving notice from Master Sublessor of any possible relocation of the Premises. Such relocation shall not entitle Sub-subtenant to terminate this Sub-sublease so long as Master Sublessor or Sub-sublandlord agrees to pay the costs of Sub-subtenant in relocating the Premises in accordance with Section 18.3 of the Master Sublease.  Such space shall be of similar quality, size and attributes of the Premises.  Sub-sublandlord shall pay all relocation costs, including without limitation, those identified in Section 18.3 of the Master Sublease.

13.   Default. The occurrence of any of the following shall constitute a material breach of this Sub-sublease and a default by Sub-subtenant (a “Default”):

(a)  Sub-subtenant’s failure to pay any installment of Base Rent, Additional Rent or any other payment due hereunder within ten (10) days after receipt of notice from Sub-sublandlord specifying such failure;

(b)  Sub-subtenant’s failure to comply with any term, provision or covenant of this Sub- sublease, Sublease or the Master Lease (other than the payment of Base Rent, Additional Rent or any other payment due hereunder) for a period of ten (10) days after written notice thereof; provided that the default cannot reasonably be cured within a ten (10) day period, Sub-sub-subtenant shall have a reasonable time to cure the default before Sub-sublandlord exercises its rights under this Sub-sublease, provided that Sub-subtenant has begun affirmative and reasonable efforts to cure the default within the initial ten (10) day period and diligently pursues cure to completion;

(c)  Sub-subtenant becomes insolvent, transfers any property in fraud of Subtenant’s creditors, or assigns its assets for the benefit of creditors;

(d)  Sub-subtenant files a petition under any section of the Federal Bankruptcy Code, as amended, or under any similar law or statute of the United States of any State thereof; or Sub-subtenant is adjudicated a debtor or insolvent in proceedings filed against Sub-subtenant under any laws or statutes;

(e)  If any court appoints a receiver or trustee for all or substantially all of Sub-sub-subtenant’s assets; or

(f)  The Sub-sublandlord may exercise, without limitation of any other rights and remedies available to it hereunder or at law or in equity, and all rights and remedies of Landlord set forth in the Master Lease in the event of a default by the tenant hereunder. No receipt of moneys by Sub-sublandlord from Sub-subtenant after the exercise by Sub-sublandlord of its rights and remedies in the event of a default hereunder (including, without limitation, the termination of this Sub-sublease) shall in any way extend the term of this Sub-sublease or Sub-subtenant’s right of possession hereunder, nor shall the giving of any notice thereafter reinstate, continue, or extend the term or affect any notice given to Sub-subtenant or any suit commenced or judgment entered prior to receipt of such monies, except to the extent expressly agreed to by Sub-sublessor.

14.   Consent of Master Sub-sublandlord and Master Lessor. The Master Lease and Master Sublease requires that Sub-sublandlord obtain the consent of Master Lessor and Master Sublessor to any subletting by Sub-sublandlord. This Sub-sublease shall not be effective unless and until Master Lessor and Master Sublessor sign a consent to this subletting satisfactory to Sub-sublandlord and Sub-subtenant. Sub-sublessor agrees that the consent of the Master Lessor must contain an acknowledgement of the parking rights granted to Sub-subtenant under Section 7(c) below.  If either Master Lessor or Master Sublessor fails to consent to this Sub-sublease, including the parking rights, by July 31, 2008, then Sub-subtenant may terminate this Sub-sublease by written notice to Sub-sublandlord and in such event neither party shall have any obligations to the other party under this Sub-sublease.

15.   Subtenant’s Insurance and Indemnity. Sub-subtenant hereby waives claims against Master Lessor, Master Sublessor and Sub-sublessor for death, injury, loss or damage of every kind and nature, if and to the extent that Sub-sublandlord waives or releases such claims against Master Sublessor under the Master Sublease or Master Lessor under the Master Lease. Sub-sublandlord and Sub-subtenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Premises (and the premises subleased under the Master Sublease) and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation or consents to a waiver of right of recovery, and, notwithstanding anything to the contrary contained herein, Sub-sublandlord and Sub-subtenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards to the extent of coverage by such property insurance; provided, however, that the release, discharge, exoneration and covenant not to sue contained herein and in the Master Lease shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation or waiver of right of recovery. Sub-subtenant acknowledges that Sub-sublandlord shall not carry insurance for and shall not be responsible for Sub-subtenant’s furniture, fixtures, equipment or other property, and any loss suffered by Sub- Sub-subtenant due to the interruption of Sub-subtenant’s business.

Sub-subtenant shall indemnify, defend and hold Sub-sublandlord harmless against any claims, demands, judgments and awards, losses, liabilities and expenses, including reasonable attorneys fees and costs, resulting from (i) the negligence or willful misconduct of Sub-subtenant, its employees, agents and invitees in the Building (ii) any act, omission or negligence of Sub-subtenant, its employees, agents and invitees in the Premises, (iii) any alterations or improvements made to the Premises, whether Sub- sublessor gave its consent thereto or not (iv) any violations of applicable law by Sub-subtenant; and (v) any Default. Sub-subtenant’s obligation to indemnify and hold Sub-sublandlord harmless shall not extend to any portion of a loss, judgment or award directly attributable to Sub- sublessor or its agents, contractors’ or employees’ gross or active negligence or willful misconduct provided that Sub-sublandlord give Sun-subtenant prompt written notice of any such claim or threatened claim, and Sub-subtenant cooperates (at no expense to Sub-subtenant) in any defense or settlement of such claim. Sub-sublandlord’s and Sub-subtenant’s obligations under this Section shall survive the expiration or termination of this Sub-sublease.

Sub-sublandlord shall indemnify, defend and hold Sub-subtenant harmless against any claims, demands, judgments and awards, losses, liabilities and expenses, including reasonable attorneys fees and costs, resulting from (i) the negligence or willful misconduct of Sub-sublandlord, its employees, agents and invitees in the Building (ii) any act, omission or negligence of Sub-subtenant, its employees, agents and invitees in the remainder to the premises subleased to Sub-sublandlord under the Master Sublease, and (iii) any default by Sub-sublandlord under, or early termination of, the Master Sublease.

To the fullest extent allowed by applicable law, in the event of any breach of this Sub- Sublease by either party, each party shall not be liable for any punitive, exemplary or consequential damages, including, without limitation, any business interruption damages or loss of income or profit there from, and all such remedies or damages are expressly waived.

16.   Notice. Any notice, approval, request, consent, bill, statement, or other communication required or permitted to be given, rendered, or made by either party hereto, shall be deemed given five (5) days from when sent when received or personally refused, shall be in writing, and shall be sent to the parties hereto by certified U.S. mail, postage prepaid, return receipt requested, or a recognized overnight delivery service such as Federal Express, at the following addresses:

If to Sub-sublandlord:

PROSODIE INTERACTIVE CALIFORNIA, INC.
855 SW 78th Avenue
Suite 100
Plantation, FL 33324

Attention:	Arlene Matthews
Telephone:	954 671-6558
Fax:	954 671-6558

If to Sub-subtenant:

ENERNOC, INC.
75 Federal Street, Suite 300
Boston, MA 02110

Attention:	Julia Regan
Telephone:	617 398-2202
Fax:	617-227-9910

With copy to:

EnerNOC, Inc
500 Howard Street,
San Francisco, CA 94105

Attention:	Kiera Gilhooly
Telephone:	415.343.9510
Fax:	415.343.9559

Each party shall have the right to designate by notice, in writing, any other address to which such party’s notice is to be sent.

17.   Surrender. On the date upon which the term hereof shall expire or come to an end, whether on the Expiration Date, by lapse of time, or otherwise, at Sub-subtenant’s sole cost and expense, Sub-subtenant agrees to surrender the Premises to Sub-sublandlord, vacant of all occupants and personal property belonging to Sub-subtenant, clean and free of debris, with ordinary wear and tear expected at the end of the sublease term.

18.   Holding Over. Sub-subtenant has no right to occupy the Premises or any portion thereof after the expiration of the Term or earlier termination of this Sub-sublease.

In the event Sub-subtenant or any party claiming by, through or under Sub-subtenant holds over, Sub-sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises, and to recover damages, including without limitation, all damages payable by Sub-sublandlord to Master Sublessor by reason of such holdover. Without limiting the damages recoverable under the foregoing sentence, for each and every month or partial month that Sub-subtenant or any party claiming by, through or under Sub-subtenant remains in occupancy of all or any portion of the Premises after the expiration of the Term or earlier termination of this Sub-sublease, Sub-subtenant must pay a holdover rent of 150% of the then existing Base Rent for the first two (2) months of holdover. Beyond the initial two (2) month period, Sub-subtenant’s holdover rent shall increase to 200% of its then Base Rent for the Premises as minimum damages and not as a penalty. The acceptance by Sub-sublandlord of any lesser sum will be construed as payment on account and not in satisfaction of damages for such holding over.

19.   Severability. If any terms or provisions of this Sub-sublease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Sub-sublease or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby; and each term and provision of this Sub-sublease shall be valid and be enforceable to the fullest extend permitted by law.

20.   Broker’s Commission. Studley, as Sub-subtenant’s exclusive representative, shall be paid a commission equal to One Dollar and fifty cents ($1.50) per RSF, per leased year.  Staubach, as Sub-sublandlord’s broker, shall be paid a commission equal to Seventy five cents ($0.75) per RSF, per leased year. Said commission shall be paid by Sub-sublandlord fifty (50%) percent upon lease execution and fifty (50%) percent upon the Lease

Commencement.

21.   Governing Law. The validity, construction, interpretation, and performance of the covenants and conditions contained herein shall be governed by and construed in accordance with the domestic laws of the State of California, excluding, however, such laws as pertain to conflicts of law.

22.   Force Majeure. In no event shall  Sub-sublandlord be liable for failure to perform any obligation under this Sub-sublease in the event that Sub-sublandlord is prevented from so performing by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or because of war or other emergency, or for any similar dissimilar cause beyond Sub-sublandlords reasonable control or for any cause due to any act or neglect of Sub-subtenant or its servants, agents, employees, licensees, or any person claiming by, through or under Sub-subtenant.

23.   Attorneys’ Fees. If either party hereto commences an action against the other to enforce any obligation hereunder, upon the conclusion of such action, the prevailing party will be entitled to recover from the nonprevailing party, the prevailing party’s costs for such action, including, but not limited to, reasonable attorney’s fees and court costs.

24.   Entire Agreement. This Sub-sublease contains the entire agreement between the parties, and no rights are created in favor of either party other than as specified or expressly contemplated in this Sub-sublease, and the Master Sublease and Master Lease, to the extent such is incorporated herein. In addition, no agreement shall be effective to change or modify this Sub-sublease in whole or in part unless in writing and duly signed by the party against whom enforcement of such change or modification is sought.

IN WITNESS WHEREOF, the parties have hereto executed this Sub-sublease on the date above written.

SUB-SUBLANDLORD		SUB-SUBTENANT
PROSODIE INTERACTIVE CALIFORNIA, INC.		ENERNOC, INC.

BY:	/S/ Marie Curtis	By:	/S/ Neal Isaacson

TITLE: Chief Financial Officer		TITLE: Chief Financial Office

EXHIBIT A

PREMISES

EXHIBIT B

SUBLEASE

500 Howard Street, San Francisco CA

This Sublease (“Sublease”), dated October 31, 2006 (the “Effective Date”), is entered into by and between SUN MICROSYSTEMS, INC., a Delaware corporation (“Sublandlord”), and PROSODIE INTERACTIVE, CALIFORNIA, a Delaware Corporation (“Subtenant”).

1.               BASIC SUBLEASE PROVISIONS

Premises: The Premises under this Sublease initially consist of approximately seventeen thousand, nine hundred forty-five (17,945) rentable square feet on floor 4 (the “Premises”), in the building commonly known as Foundry Square IV, 500 Howard Street, San Francisco, California (“Building”). The Premises demised hereunder consist of a portion of those certain premises (“Master Premises”) consisting of approximately two hundred twenty-three thousand six hundred eighty-one (223,681) retable square feet, which is demised pursuant to the Master Lease. The Premises are depicted on Exhibit A to this Sublease. The final rentable square feet of the Premises shall be determined by Sublandlord’s architect using the “Standard Measure for Measuring Floor Area in Office Buildings” published by the Secretariat, Building Owners and Managers Association International (ANSI/BOMA Z65.1-1996), approved June 7, 1996.

Master Landlord: Utah State Retirement Investment Fund/Cottonwood.

Master Lease: Lease Agreement dated November 3, 2000, entered into by Sublandlord, as tenant, and K3 First Street Associates, LLC, a California limited liability company, predecessor-in-interest to Master Landlord, as lessor (therein refereed to as “Landlord”), as subsequently amended by Amendment No. 1 dated November 30,2000 (“First Amendment”), Second Amendment to Lease Agreement dated March 29,2002 (“Second Amendment”), Third Amendment to Lease Agreement dated July 1, 2002 (“Third Agreement”), Fourth Amendment to Lease Agreement dated February 26,2004 (“Fourth Amendment”), and Fifth Amendment to Lease Agreement dated February_, 2005 (“Fifth Amendment”) with respect to certain property commonly known as 500 Howard Street, San Francisco, California (the “Property”). The Lease Agreement, First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment are attached hereto as Exhibit B and are hereinafter collectively refereed to as the “Master Lease.”

Term: Approximately sixty (60) months beginning on the Commencement Date and ending on the Expiration Date, unless terminated earlier in accordance with the terms and conditions of this Sublease.

Estimated Commencement Date: Upon Substantial Completion of Sublandlord work, but in no event later than One Hundred Thirty Five (135) days after the Effective Date of this Sublease, subject to Force Majeure.

Commencement Date: This Sublease shall be effective for all purposes upon mutual execution and the Term shall begin on the Commencement Date, which shall be the date upon which both of the following events have occurred; (i) the date Sublandlord’s Work is Substantially Complete (as both such terms are defined in the Work Letter); and (ii) the date the Master Landlord delivers its written consent to this Sublease. In the event that the Sublandlord is unable to deliver the Premises within One Hundred (100) days after the Estimated Commencement Date, unless due to Subtenant Delay (as defined in the Work Letter) or Force Majeure, then Subtenant shall have the right to terminate this Sublease by giving written notice thereof to Sublandlord, at no cost or penalty to Subtenant. In the event the Sublease terminates pursuant to this Section 1.6, Sublandlord shall return Subtenant’s Security Deposit and any Rent held by Sublandlord held within forty-five (45) days of the Sublease termination.

Rent Commencement Date: Three (3) months after the Commencement Date.

Expiration Date: The last day of the calendar month in which falls the fifth (5th) anniversary of the Commencement Date. Thus, if the Commencement Date is the Estimated Commencement Date in Section 1.5 above, the Expiration Date will be December 31, 2011.

Base Rent: The Base Rent for the Premises shall be:

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent

Subtenant’s Share: 8.02%

Improvement Allowance: NONE. See Work Letter attached as Exhibit C to this Sublease.

Permitted Uses: General office use and any other use currently permitted by the Master Lease.

Security Deposit: One (1) month of Base Rent based on an annual rental rate of $35.50, totaling Fifty Three Thousand, Eighty Seven dollars and 29/100 ($53,087.29).

Address Payment of Rent:

Jones Lang LaSalle
C/o Sun Microsystems, Inc.
525 William Penn Way, 20th Floor
Pittsburg, PA 15259
Attn.: Lease Administration
Sublandlord’s Notice Address:
Jones Lang LaSalle
C/o Sun Microsystems, Inc.
525 William Penn Way, 20th Floor
Pittsburg, PA 15259
Attn.: Lease Administration
With a copy to:
Sun Microsystems, Inc.
4150 Network Circle
MS SCA12-202
Santa Clara, CA 95054
Attn.: Real Estate Counsel
Subtenant’s Notice Address:
Prosodie Interactive
Prior to Commencement Date
160 Spear Street, Suite 330
San Francisco, CA 94105

After Commencement Date:
500 Howard Street, 4th Floor
San Francisco, CA 94105
Attn.: Lease Administration

Brokers: For Sublandlord:	Jones Lang LaSalle
For Subtenant:	The Staubach Company

Guarantor: Prosodie S.A.
Sublease Base Year: 2007

Building Hours: 7:00 A.M. to 6:00P.M. during Business Days (defined below), and (:00A.M. to 1:00P.M. on Saturdays, excluding Sundays and Holidays (defined below).

Business Days: Monday through Friday of each week, exclusive of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Sublandlord may designate additional Holidays, provided that any additional Holidays are commonly recognized by other office building landlords in San Francisco.

The Terms in the Basic Sublease Provisions are used in this Sublease as defined terms and have the meanings given above. Other capitalized words and phrases have the meanings given to them elsewhere in this Sublease or, if not defined herein, the meanings described to them in the Master Lease. Unless otherwise indicated, all section and exhibit references are to the sections and exhibits of this Sublease.

2.     DEMISE OF PREMISES

Sublandlord hereby subleases the Premises to Subtenant, and Subtenant hereby subleases the Premises from Sublandlord for the Term, on and subject to the terms and conditions of this Sublease.

Sublandlord hereby assigns to Subtenant the non-exclusive right to use the Common Areas within the Building and the Project in the same manner and subject to the same conditions as Sublandlord is granted such rights under the Master Lease.

Sublandlord hereby assigns to Subtenant its right to sublease up to nine (9) parking spaces in the Parking Facility on the same terms and conditions as apply to Sublandlord’s lease of such parking spaces under Section 1 of Exhibit “E” to the Master Lease (including, without limitation, Subtenant’s payment of the Monthly Parking Rental). Subtenant shall contract directly with Master Landlord for such parking spaces and any Monthly Parking Rental shall be paid directly to Master Landlord and shall not constitute the payment of Rent under this Sublease.

3.     TERM

The Term will commence on the Commencement Date specified in the Basic Sublease Provisions. At Sublandlord’s request, Subtenant shall confirm, in writing on such reasonable form as Sublandlord may provide, the exact date that the Commencement Date occurred. If for any reason, the Commencement Date has not occurred by the Estimated Commencement Date, Sublandlord will not be liable therefore, nor will such failure affect the validity of this Sublease or the obligations of Subtenant hereunder. Notwithstanding anything herein to the contrary: (i) In the event that the Commencement Date is actually delayed beyond the Estimated Commencement Date due to an act of Sublandlord or its agents or due to a Sublandlord Delay as defined in Section 3.2 of the Work Letter, then Subtenant shall be entitled to an additional day of free rent for each day of such delay; and (ii) in the event that the Commencement Date is actually delayed beyond the Estimated Commencement Date due to an act of Subtenant or its agents resulting in a Subtenant Delay as defined in Section 3.2 of the Work Letter, then the free rent period between the Commencement Date and the Rent Commencement Date shall be reduced for each day of such delay.

The Term will end on the Expiration Date, unless earlier terminated as provided elsewhere in this Sublease, in which case the Term will end on such earlier termination.

4.              RENT

4.1 The consideration payable by Subtenant for the Premises consists of the Base Rent Specified in the Basic Sublease Provisions and the Additional Rent set forth in Sections 4.3 and 4.4. Base Rent, Additional Rent and all other amounts, however designated, required to be paid or reimbursed by Subtenant constitute and are collectively referred to as “Rent.” Subtenant’s covenant to pay Rent will be independent of every other covenant in this Sublease.

4.2 Beginning on the Rent Commencement Date and constituting thereafter on the first day of each month during the Term, Subtenant must pay to Sublandlord in advance, and without notice, demand, deduction or offset, the monthly amount of the Base Rent. Subtenant must pay the first full month’s Rent upon the Effective Date, and it the Commencement Date is not the first day of the month, then the Subtenant must pay the prorated Base Rent for the first partial month on the Commencement Date.

4.3  If in any calendar year during the Term, the total amount of Operating Costs and Taxes (as defined in the Master Lease) for the Building exceed the amount of Operating Expenses in the Sublease Base Year, then Subtenant shall pay to Sublandlord, as “Additional Rent”, an amount which is the product of (1) the amount of such increase in Operating Expenses, multiplied by (2) Subtenant’s Share, Subtenant’s Share of increases in Operating Expenses for any partial calendar year during the Term shall be determined by multiplying the amount of Subtenant’s Share of increase in Operating Expense for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Term and the denominator of which is three hundred sixty-five (365). If in any calendar year during the Term, the amount of Taxes exceeds the amount of Taxes for the Sublease Base Year, then Subtenant shall pay, as Additional Rent, an amount which is the product of (1) the amount of such increase in Taxes, multiplied by (2) Subtenants Share. Subtenant’s Share of increases in Taxes for any partial calendar year during the Term shall be determined by multiplying the amount of Subtenant’s Share of increase in Taxes for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Term and the denominators of which is three hundred sixty-five (365).

4.4  Subtenant shall also pay as Additional Rent, an amount equal to all expenses incurred by Sublandlord in providing services to the Premises which are (i) required to be supplied by Sublandlord under this Sublease but not by Master Landlord under the Master Lease, or (ii) supplied by Master Landlord under the Master Lease upon the condition that Sublandlord pay or reimburse Master Landlord for such services, or (iii) not required by this Sublease but nevertheless furnished at the request of Subtenant. Subtenant shall not be required to pay Additional, Rent as a result of Sublandlord’s exclusive use and needs.

Additional Rent shall be paid within ten (10) business days after the delivery to Subtenant of an invoice therefore, except to the extent the Master Lease Operating Costs and Taxes are payable by Sublandlord on an estimated basis, in which case the Additional Rent in respect thereto must be paid in advance when Base Rent is due without notice or invoice based on Master Landlord’s estimates (provided, that Subtenant will be notified in writing of Master Landlord’s estimates (provided, that Subtenant will be notified in writing of Master Landlord’s estimates of Operating Costs and Taxes and any changes thereto). Upon any reconciliation of estimated ad actual Master Lease Operating Costs and Taxes, the corresponding Additional Rent must be adjusted between Sublandlord and Subtenant (with appropriate reimbursements or additional payments) within twenty (20) days after delivery to Subtenant of any reconciliation statement under the Master Lease. For purposes of calculating Master Lease Operating Costs and Taxes, Sublandlord will be entitled to rely conclusively on Master Landlord’s determination of estimated and actual Master Lease Operating Costs and Taxes, in the event that within ninety (90) days after Subtenant’s receipt of the reconciliation statement, Subtenant reasonably believes that certain of the Operating Costs and Taxes include costs that are not properly included within the term Operating Costs and Taxes or Master Landlord has erred in calculating the same, Subtenant may request in writing that Sublandlord, at Subtenant’s sole expenses, exercise its rights to inspect and/or audit Master Landlord’s books and records pertaining to Operating Costs and Taxes to the extent permitted by Section 3.2 of the Master Lease (“Operating Costs Audit”). Sublandlord may delay the commencement of any such Operating Costs Audit until Subtenant deposits with Sublandlord a sum sufficient to cover Sublandlord’s estimated expenses in connection therewith. If Sublandlord obtains any reduction from Master Landlord pursuant to any audit of Operating Costs and Taxes under the Master Lease, it shall make an appropriate adjustment, based on the amount actually credited to it (less Sublandlord’s reasonable costs and expenses in procuring such reduction in such expenses) and the period covered by such credit within sixty (60) days after it receives any adjustment. Subtenant shall work in good faith to resolve any questions it may have relative to operating expense. If Subtenant is unable to resolve its questions, it may audit Sublandlord’s books at a location designated by Sublandlord during normal business hours. Subtenant shall receive reimbursement of its commercially reasonable audit costs if it is overcharged by more than five percent (5%) of the actual operating expenses during the prior year. Subtenant’s auditor shall not be contingency based. If Subtenant does not find a discrepancy greater than five percent (5%), Subtenant shall pay the commercially reasonable Sublandlord costs to oversee the audit. If Master Landlord receives a reduction of its prior year or years Real Estate Taxes due to an Ad Valorem tax protect (commonly known as a Proposition 8 reduction) and Sublandlord receives a reduction in its prior years Real Estate Taxes as a result, Subtenant shall also receive its prorate share of any reduction in its prior years Real Estate Taxes that it had previously paid to Sublandlord.

4.5 All Rent must be paid to Sublandlord at the Address for Payment of Rent specified in the Basic Sublease Provisions, or to such other person or such other place as Sublandlord may from time to time designate by giving notice in writing.

4.6 If any Rent is not paid within five (5) days after the date when due, Subtenant must pay a late charge to Sublandlord equal to all interest and late charges as Sublandlord would sustain under the Master Lease in the event that Sublandlord were delinquent in paying such amount under the Master Lease. Neither demand for, nor receipt of, any late charge called for under this Sublease will: (i) operate to waive any default by Subtenant or provide a substitute for Subtenant’s full and timely performance of the obligation to pay Rent; or (ii) limit the exercise of any other right or remedy Sublandlord may have under this Sublease in case of Subtenant’s Default.

5.              CONDITION AND USE OF PREMISES

5.1 On or before the Commencement Date, Sublandlord agrees to perform, at its cost, that certain improvement work defined as “Sublandlord Work” in the Work Letter attached as Exhibit C in the accordance with the terms and conditions of the Work Letter. Except for the Sublandlord Work, Sublandlord shall have no obligation to improve or otherwise modify the Premises for Subtenant’s use. Subject to Sublandlord’s obligation to complete the Sublandlord Work, Subtenant shall accept the Premises in the “as is” and “with all faults” condition as of the Effective Date, including but not limited to title, physical condition, size or dimensions of the Premises, and the zoning, building and land use restrictions applicable to the Premises.  Subtenant acknowledges that Sublandlord has not made any representations, warrantless or promises to Subtenant regarding the Premises or the Building. Sublandlord shall deliver the Premises in a condition suitable for occupancy with all work that has been defined as “Sublandlord’s Work” ad shall be compliant with current building codes and regulations as of the Commencement Date. Within the first year of the term, Sublandlord shall coordinate with its contractor for correction of any commercially reasonable defects in the construction of the Premises that Subtenant identifies to Sublandlord.

5.2  The Premises may be used and occupied solely for the Permitted Uses specified in the Basic Sublease Provisions. Subtenant must not use or suffer or permit the Premises to be used for any other purpose except with Master Landlord’s and Sublandlord’s prior written consent, which either or both of Master Landlord and Sublandlord may withhold in its or their sole and absolute discretion.

5.3  Subtenant specifically agrees that it shall maintain, repair and replace all fixtures and improvements to the Premises (including supplemental HVAC, if any, serving the Premises)

in the same condition and manner that Sublandlord is required to maintain, repair and replace such fixtures and improvements under the Master Lease.

5.4 Security Services.

5.4.1 Subtenant acknowledges that under the Master Lease, Master Landlord (and not Sublandlord) is the party responsible for providing in accordance with the standards observed by other comparable first class office buildings in the South Financial District: (i) a lobby security guard, including, without limitation, all base salary, bonus, benefits, and the costs of related improvements, fixtures and equipment in the lobby of the Building, as well as the reasonable cost of providing security on multi-Subtenant floors, shall be an Operating Cost under the Sublease. Subtenant acknowledges that Subtenant (and not Master Landlord or Sublandlord) shall be solely responsible for providing security services to and in the Premises.

5.4.2 Notwithstanding the provisions of 5.4.1 above, Subtenant acknowledges and agrees that neither Master Landlord’s agreement to provide such security services or Master Landlord’s actual provision of the same shall directly or indirectly create any liability (and Subtenant hereby waives any claim based on any such liability) on the part of the Master Landlord or Sublandlord to Subtenant or to any persons occupying or visiting the Premises or the Building, or any other person or entity with respect to any loss by theft, injury or loss of life, or any other damage suffered or incurred in connection with any entry into the Premises or any other breach of security with respect to the Premises or the Building.

5.5 Subtenant must comply with all laws, ordinances, orders, rules and regulations of all governmental authorities and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the Premises or to Subtenant’s particular use or manner or use thereof, to the extent Sublandlord is obligated to perform the same with respect to the Master Premises under the Master Lease.

5.6 Subtenant agrees to comply with all rules and regulations that Master Landlord has made or may hereafter from time to time make for the Building or the Project. Sublandlord and Subtenant will not be liable in any way for damage caused by the non-observance by any of the other tenants of such similar covenants in their leases or of such rules and regulations.

6.              SUBTENANT’S INSURANCE AND INDEMNITY

6.1 Sublandlord shall not be required to maintain the insurance required under Section 11.2 of the Master Lease. Subtenant shall be required to maintain the insurance required of “tenant” under Section 11.1 of the Master Lease and shall comply with the requirements set forth in 11.3 of the Master Lease.

6.2 Subtenant hereby waives claims against Master Landlord and Sublandlord for death, injury, loss or damage of every kind and nature, if and to the extent that Sublandlord waives or releases such claims against Master Landlord under the Master Lease. Sublandlord and Subtenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Premises and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation or consent to a waiver of right of recovery, and, notwithstanding anything to the contrary contained herein, Sublandlord and Subtenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting form the fire or tore hazards to the extent covered by such property insurance; provided, however, that the release, discharge, exoneration and covenant not to sue contained herein and in the Master Lease shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation or the waiver of right of recovery. Subtenant acknowledges that Sublandlord shall not carry insurance for and shall not be responsible for, (i) Subtenant furniture, fixtures, equipment or other property, and (ii) any loss suffered by Subtenant due to the interruption of Subtenant’s business.

6.3 Subtenant shall indemnify, defend and hold Sublandlord harmless against any claims, demands, judgments and awards, losses , liabilities and expenses, including reasonable attorneys fees and costs, resulting from (i) the use and occupancy of the Premises and the Building by Subtenant, its employees, agents and invitees, (ii) any act, error, omission or negligence of Subtenant, its employees agents and invitees in, on or about the Premises and the Building, (iii) any alterations or improvements made to the Premises, whether Sublandlord gave its consent thereto or not, (iv) any violations of applicable law by Subtenant; and (v) any Default. Subtenant’s obligation to indemnify and hold Sublandlord harmless shall not extend to any portion of a loss, judgment or award directly attributable to Sublandlord or its agents, contractors’ or employees’ gross or active negligence or willful misconduct. Sublandlord’s and Subtenant’s obligations under this Section shall survive the expiration or termination of this Sublease.

6.4 Subtenant hereby agrees to indemnify, defend and hold harmless Sublandlord and Master Landlord on the same terms and conditions provided in the Master Lease for Sublandlord (as the “tenant” thereunder) to indemnify the Master Landlord, as if each of the Master Landlord and Sublandlord were “Landlord” thereunder; provided, however, that Subtenant will have no obligation to indemnify, defend or hold harmless either Master Landlord (subject to Master Landlord’s consent hereto) or Sublandlord under such terms and conditions in the master Lease to the extent that any of the claims, demands, liabilities or causes of action at issue are caused by Master Landlord’s, Sublandlord’s or any of their respective agents, contractors or employees, gross negligence or willful misconduct.

6.5 To the fullest extent allowed by applicable law, in the event of any breach of this Sublease by Sublandlord, Sublandlord shall not be liable to Subtenant for any punitive, exemplary or consequential damages incurred by Subtenant, including, without limitation, any damages related to the interruption of Subtenant’s business or loss of income or profit therefrom, and Subtenant hereby releases Sublandlord from any and all such damages.

7.              ASSIGNMENT AND SUBLETTING

7.1 Subtenant shall not assign, sublease, transfer or encumber any interest in this Sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, it is agreed that Sublandlord’s consent shall not be considered unreasonably withheld if (i) the proposed Transferee would not meet any condition specified in Section 14.2(b) of the Master Lease; or (ii) Sublandlord is unable to obtain the consent of Master Landlord to the proposed Transfer, if the proposed Transfer is not otherwise permitted under the Lease without the Master Landlord’s consent. Subtenant herby waives the provision of Section 1995.310 of the California Civil Code, or any similar or successor laws now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Sublease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of every proposed transferee. Any willful or deliberate attempted Transfer in violation of this Section shall constitute a Default by Subtenant without necessity of notice or any grace or cure period and, at Sublandlord’s option, the attempted Transfer shall be void. Consent by Sublandlord to one or more Transfer(s) shall not operate as a waiver of Sublandlord’s rights to approve any subsequent Transfer. In no event shall any Transfer release or relieve Subtenant from any obligation under this Sublease.

7.2 In addition to the costs of Master Landlord reimbursable by Sublandlord to Master Landlord under the Master Lease, Subtenant shall pay Sublandlord’s reasonable actual out-of-pocket costs (not to exceed $3,000) incurred in connection with the review of any request for consent to a Transfer.

7.3 Any Transfer made by Subtenant in contravention of this Article 7 shall be void or voidable, at Sublandlord’s option, and shall constitute and irrevocable breach of this Lease without necessity of notice or opportunity of Subtenant to cure.

7.4 Any Bonus Rent (defined below) realized by Subtenant under any sublease or assignment shall be divided and paid as follows: fifty percent (50%) to Subtenant and fifty percent (50%) to Sublandlord. “Bonus Rent” shall mean the excess of (i) all consideration received by Subtenant on account of a Transfer over (ii) the sum of the Rent and other charges payable by Subtenant to Sublandlord under this Sublease, after deducting for any sub-subtenant improvements, free rent, space planning fees and legal fees.

8.              REPAIR AND ALTERATIONS

8.1 Subtenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises necessary to keep the Premises in good condition and repair reasonably consistent with the quality of other similar tenancies in the Building, reasonable wear and tear over the Term and damage by casualty excepted, and otherwise in compliance with the provisions of the second sentence of Section 7.1 of the Master Lease, except to the extent that Sublandlord has expressly assumed any such repair obligation under this Sublease. Subtenant’s repair obligations include, without limitation, repairs to: (i) floor covering; (ii) interior partitions; (iii) doors; (iv) the interior side of demising walls; (v) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Subtenant and located in the Premises or other portions of the Building; (vi) any facilities serving Subtenant exclusively; and (vii) Alterations performed by contractors retained by Subtenant, including related HVAC balancing. All work shall be performed in accordance with the requirements of the Master Lease.

8.1.1 Janitorial Services and Day to Day Services.

(a) Subtenant acknowledges that under the Master Lease, Master Landlord (and not Sublandlord) is the party responsible for providing janitorial services to the Building and, if requested in writing by Subtenant, to the Premises. The Janitorial Services shall be provided utilizing union labor and to a standard consistent with comparable first class office building in the South Financial District. The reasonable cost of providing the Janitorial Services to the Premises shall be an Operating Cost under the Sublease.

(b) Subtenant acknowledges that under the Master Lease, Master Landlord (and not Sublandlord) is the party responsible for providing day to day services to the Premises of such types and in such quantities as are customarily furnished by institutional owners of comparable first class multi-tenant office buildings in the South Financial District leases on a so-called “fully serviced” basis (the “Standard Services”). The Standard Services shall include, without limitation: (i) maintenance, repair servicing and adjustment of all Building Systems whether installed by Master Landlord, Sublandlord, Subtenant or any other occupant of the Premises (including without limitation HVAC and sprinkler systems and equipment) to the point(s) of delivery of the Standard Services within the Premises (except to the extent Master Landlord has expressly conditioned its approval for installation of any specialized systems or equipment upon the requirement that Subtenant, or another tenant of the Premises maintain and repair the same): (ii) monitoring electricity, water, HVAC services and other utilities or services supplied to or consumed by various occupants of the Premises and the Building as necessary to identify and account for usage or consumption in excess of reasonable and customary amounts for standard office use; (iii) re-lamping of Building standard fluorescent lights and replacement of Building standard lenses; (iv) exterior window cleaning at regular intervals; (vi) day porter service; and (vii) other services customarily provided in well managed, comparable first class multi-tenant office buildings in the South

Financial District leased on a so-called “fully serviced” basis. The reasonable cost of providing the Standard Services shall be an Operating Cost under the Sublease.

8.2 Sublandlord shall only maintain the common areas of the Building that are not the responsibility of Master Landlord to maintain under the Master Lease to the standard specified in Section 7.1 of the Master Lease. In no event will Sublandlord have any obligation to maintain or repair any portion of the Premises or the Building that Master Landlord is obligated to maintain or repair. Notwithstanding the forgoing, upon written request by Subtenant, Sublandlord agrees to use commercially reasonable efforts to enforce any provision of the Master Lease that requires Master Landlord to make repairs or perform maintenance to the Building or the Premises.

8.3 Subtenant may make Alterations (as defined in Article 6 of the Master Lease) to the Premises only with Sublandlord’s prior written consent (which shall not be unreasonably withheld) and then only on the terms and conditions specified in Article 6 of the Master Lease (“Subtenant Alterations”). Subtenant may make cosmetic alterations or non-structural alterations, which cost less than $5,000 without the consent of the Sublandlord, provided that Subtenant provides Sublandlord and Master Landlord with written notice of such intended alterations. In those circumstances where Master Landlord’s consent is required under Article 6 of the Master Lease, it shall be reasonable for Sublandlord to withhold its consent if Master Landlord does not consent to such Alterations. To the extent Subtenant seeks access to the vertical and horizontal raceways in the Building pursuant to Section 9.4 of the Master Lease, such access shall be subject to Sublandlord’s reasonable access to such areas is available to Sublandlord and other occupants of the Building. Upon Subtenant’s written request, Sublandlord shall indicate at the time of its consent and approval of any alterations in the Premises whether it will require Subtenant to remove the alterations upon the Expiration Date. Subtenant shall reimburse Sublandlord for its reasonable out of pocket fees for reviewing and supervising construction of improvements.

9.              CASUALTY AND EMINENT DOMAIN

9.1 In the event of a casualty affecting the Building or the Premises, or of a taking of all or a part of the Building or the Premises under the power of eminent domain, Sublandlord will be entitled to exercise any right it may have to terminate the Master Lease without first obtaining the consent or approval of Subtenant.

9.2 To the extent that the casualty or taking directly affects the Premises, if Sublandlord obtains from Master Landlord any abatement of rent in connection with the relevant casualty or condemnation, then Subtenant shall have the benefit of such abatement of rent (comparable to its then current rental amount) in the same proportion that the area of the Building affect by such abatement of rent bears to the area of the Premises, provided Sublandlord shall not be required to bring any action under the Master Lease to enforce any rent abatement provisions.

9.3 If, in the event of a casualty, the Master Lease imposes on Sublandlord the obligation to repair or restore leasehold improvements or alterations within the Master Premises, Subtenant must be responsible for repair or restoration of leasehold improvements within the Premises, including, but not limited to, the Subtenant Improvement and any Subtenant Alterations, and the leasehold improvements existing on the Effective Date. Sublandlord shall not in any event be responsible for reconstruction of any portion of the Premises that is the responsibility of Master Landlord under the Master Lease, provided that if Sublandlord does not terminate the Master Lease, then Sublandlord will use commercially reasonable efforts to enforce any provision of the Master Lease that shall require Master Landlord to reconstruct the Building or Premises.

10.       SURRENDER

10.1 On the Expiration Date, or upon the earlier termination of the Sublease or of Subtenant’s right to possession of the Premises, Subtenant must at once surrender and deliver up the Premises, together with all improvements thereon, to Sublandlord in good condition and repair, reasonable wear and tear expected: conditions existing because of Subtenant’s failure to perform maintenance, repairs or replacements as required of Subtenant under this Sublease will not be deemed “reasonable wear and tear.”

10.2 Subtenant shall remove any of its personal property and fixtures incident to Subtenant’s business (“subtenant’s Property”) prior to the Expiration Date or upon the earlier termination of this Sublease or of Subtenant’s right to possession. Subtenant shall not be required to remove the improvements installed as part of Sublandlord Work (except insofar as the same are not general office improvements or include high density filing systems, computer mainframes, libraries, telecom nodes, satellite dishes and signs), but shall be required to remove any Subtenant Alterations it construed or installed pursuant to Section 8.3 of this Sublease, unless Sublandlord has instructed Subtenant otherwise, in writing. All Subtenant Alterations and Subtenant Improvements in or upon the Premises Subtenant is not required to remove will become a part of and will remain upon the Premises upon the Expiration Date or earlier termination of this Sublease or of Subtenant’s right to possession without compensation, allowance or credit to Subtenant. Subtenant shall repair any damage occasioned by such removal of the Subtenant Alterations, and/or Subtenant’s Property, which obligation will survive termination of this Sublease. If Sublandlord or Master Landlord required removal of any Subtenant Alterations or a portion thereof, and Subtenant does not remove such, or Subtenant does not remove Subtenant’s Property from the Premises on or before the Expiration Date or the earlier termination of this Sublease, Sublandlord may remove the same (and repair any damage occasioned thereby, and dispose thereof, or at its election, remove and/or store the same. Subtenant shall pay the costs of such removal, repair and/or storage on demand.

10.3 Subtenant will not be required to remove any alterations or improvements made by Sublandlord prior to the Effective Date. If Sublandlord is required under the Master Lease to remove any such alterations or improvements, Subtenant must permit Sublandlord to enter the Premises for a reasonable period of time prior to the Expiration Date, for the purpose of removing such alterations and improvements and restoring the Premises as required by the Master Lease.

11.       HOLDING OVER

11.1 Subtenant has no right to occupy the Premises or any portion thereof after the expiration of the Term or earlier termination of this Sublease.

11.2 In the event Subtenant or any party claiming by, through or under Subtenant holds over, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises, and to recover damages, including without limitation, all damages payable by Sublandlord to Master Landlord by reason of such holdover. Without limiting the damages recoverable under the foregoing sentence, for each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Premises after the expiration of the Term or earlier termination of this Sublease, Subtenant must pay, a holdover rent of 150% of the then existing Base Rent for the first two (2) months of holdover. Beyond the initial two (2) month period, Subtenant’s holdover rent shall increase to 200% of its then Base Rent for the Premises as minimum damages and not as a penalty. The acceptance by Sublandlord of any lesser sum will be construed as payment on account and not in satisfaction of damages for such holding over.

12. DEFAULT

12.1 Any one or more of the following events will be considered a “Default” by Subtenant:

12.1.1 Subtenant fails to make any payment of Rent as and when the same is due, and such default shall continue for five (5) business days after notice of such default is given to Subtenant, except that if Sublandlord shall have given two (2) such notices of default in the payment of any Rent in any 12-month period, Subtenant shall not be entitled to any further notice of its delinquency in the payment of any Rent or an extended period in which to make payment until such time as 12 consecutive months shall have elapsed without Subtenant having failed to make any such payment when due, and the occurrence of any default in the payment of any Rent within such 12-month period after the giving of two (2) such notices shall constitute an Event of Default;

12.1.2 The occurrence or existence of any act or omission by Subtenant which is described as a Default elsewhere in this Lease.

12.1.3 Subtenant, by its act or omission, causes an event or condition that is an Event of Default under the Master Lease, or would be an Event of Default under the Master Lease, subject only to the delivery of any required notice or passage of any cure or grace period, and such event or condition is not cured within a period equal to two thirds the cure or grace period provided in the Master Lease for Sublandlord to cure such default.

12.1.4 Subtenant fails to fulfill, keep, observe, or perform any of the other covenants and obligations herein contained to be fulfilled, kept, observed and performed by Subtenant, and such failure continues for more than five business (5) days after notice thereof in writing to Subtenant, provided however, if such failure cannot be cured within five business (5) days, then provided that Subtenant as commenced to cure such failure and diligently pursues a cure of such failure, Subtenant shall have such reasonable time, not to exceed thirty (30) days to cure such failure.

12.1.5 Subtenant or any Guarantor: (a) ceases doing business as a going concern: (b) makes an assignment for the benefit of creditors: (c) makes a transfer in fraud of creditors: (d) admits in writing its inability to pay its debts when due: (e) is adjudicated as insolvent: (f) files a petition (or files an answer admitting the material allegations of a petition) under any stat or federal bankruptcy or other Laws affection creditors’ rights: (g) fails, within sixty (60) days after the commencement of proceedings for relief under any state or federal bankruptcy or other Laws affecting creditors’ rights, to have such proceedings dismissed; (h) has all or substantially all of its assets subject to judicial seizure or attachment and such seizure or attachment is not released within sixty (60) days; (i) consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of its assets; or (j) falls within sixty (60) days after the appointment of such a trustee, receiver or liquidator to have such appointment vacated (each, an “Insolvency Proceeding”).

12.1.6 Subtenant’s leasehold estate under this Sublease is taken by process or operation of Law.

12.2 Upon the occurrence of any one or more Default(s) by Subtenant, Sublandlord shall have all the remedies specified in Section 15.2 of the Master Lease, including, without limitation, the remedies prescribed in Section 1951.4 of the Civil Code of California, as set forth in the Master Lease.

12.3 Any notice delivered by Sublandlord in connection with, or as a precondition to, a Default by Subtenant will be in lieu of and not in addition to any notice to pay rent or notice to perform covenant required under law.

13.       PROVISIONS REGARDING MASTER LEASE

Incorporation. The following provisions of the Master Lease are incorporated by reference into this Sublease so that all obligations of Sublandlord, as “tenant” thereunder, shall be obligations of Subtenant hereunder, except as expressly otherwise provided by this Sublease, and then only as applicable to the Premises:

Articles and Sections 5.1 (as modified by the Fourth Amendment), 5.3, 7.1, 7.3, 8, 9.1 (as modified by the Fourth Amendment), 9.2, 9.4, 10, 11.1, 11.3, 12, 13, 14.2, 14.4, 14.6, 14.7, 14.8, 15.2, 16.1 16.2, 17, 18 (as modified by the Fourth Amendment), 19.1, 20, 21.1, 23, 26, 27, 29.2, 33, 35, and 38 of the Master Lease;

Articles and Sections 1(d), 1(e), and 6 of the Addition Provisions Rider attached as Exhibit “E” to the Master Lease; and

Exhibits “B” and “D” to the Mater Lease.

Limitations. The following limitations shall apply to the interpretation and enforcement of provisions of the Master Lease which are incorporated in this Sublease under Section 13.1 above:

Any non-liability, release, indemnity or hold harmless provision, and any provisions pertaining to the waiver or subrogation rights and or the naming of a party under and insurance policy, in the Master Lease for the benefit of Master Landlord which are expressly incorporated herein by reference, shall be deemed to inure to the benefit of Master Landlord and Sublandlord for the purpose of this Sublease.

Any right of the Master Landlord for access or inspection under the Master Lease and any right of the Master Landlord to do work in the Premises or in the Building or in, on or under the Common Areas under the Master Lease, and any right of the Master Landlord in respect of rules and regulations under the Master Lease, shall be deemed to inure to the benefit of both the Master Landlord and Sublandlord.

If any of the express provisions of this Sublease shall conflict with any of the provisions of the Master Lease incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease. If any incorporated provision of the Master Lease cross-references a provision of the Master Lease which is not incorporated in this Sublease, such cross-referenced Master Lease provision shall be disregarded except to the extent required for a fair and equitable interpretation of the incorporated Master Lease provision.

Any obligation of Sublandlord which is contained in this Sublease by the incorporation by reference of the provisions of the Master Lease shall be observed or performed by Sublandlord using commercially reasonable efforts to cause Master Landlord under the Master Lease to observe and/or perform the same, and Sublandlord shall have a reasonable time to do so after written notice from Subtenant specifying with reasonable particularly the deficiency in Sublandlord’s performance under this Sublease.

With respect to any approval or consent required to be obtained from Sublandlord under the Master Lease, such approval or consent must be obtained from both Master Landlord and Sublandlord. Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if approval or consent also is required of the Master Landlord, and Master Landlord withholds Master Landlord’s approval or consent after commercially reasonable efforts by Sublandlord to obtain same from Master Landlord.

Assumption. Subtenant shall assume and perform for the benefit of Sublandlord and Master Landlord each and all of the conditions, covenants and obligations to be performed by Sublandlord as Subtenant under the Master Lease to the extent said terms, covenants, conditions and obligations are incorporated in this Sublease, are not modified or limited hereby and are applicable to the Premises demised hereby. Subtenant shall not commit or permit to be committed on the Premises any act or omission which would constitute a breach of any of the terms, covenants, conditions and obligations of Sublandlord under the Master Lease.

Subtenant’s Indemnity for Breach of Master Lease. Subtenant shall indemnify and save Sublandlord harmless against any loss, damage or injury, including, without limitation, reasonable attorneys’ fees, and/or any amounts assessed against Sublandlord by Master Landlord under the Master Lease on account of any Default by Subtenant that shall give rise to an actual or potential Event of Default under the Master Lease, which Sublandlord may suffer or incur under the Master Lease as the result of Subtenant’s failure to observe, perform or otherwise discharge its obligations under this Sublease, including, without limitation, any provisions of the Master Lease that are incorporated herein. Subtenant’s obligations in this Section 13.4 shall survive the Expiration Date or earlier termination of this Sublease. Notwithstanding any other provision of this Sublease to the contrary, in the even of any failure of Subtenant to observe, perform or otherwise discharge its obligations under this Sublease (and after any notice and opportunity to cure as may be required under this Sublease) that may cause an Event of Default to occur under the Master Lease, Sublandlord may, in addition to all other remedies granted to Sublandlord under this Sublease, take such action as may reasonably be required to prevent such matter from maturing into an Event of Default under the Master Lease. Subtenant shall pay all expenses reasonably incurred by Sublandlord in connection therewith (together with interest thereon at the Interest Rate from the date of expenditure) within thirty (30) days after demand by Sublandlord.

Subtenant recognizes that Sublandlord is not in a position to render any of the services or to perform any of the obligations required of Master Landlord by the terms of the Master Lease. Therefore, despite anything to the contrary in this Sublease, Subtenant agrees that performance by Sublandlord of its obligations under this Sublease is condition on performance by the Master Landlord of its corresponding obligations under the Master Lease, and Sublandlord will not be liable to Subtenant for any default of the Master Landlord under the Master Lease. Subtenant will not have any claim against Sublandlord based on the Master Landlord’s failure or refusal to comply with any of the provisions of the Master Lease unless that failure or refusal is a result of Sublandlord’s act or failure to act. Despite the Master Landlord’s failure or refusal to comply with any of those provision of the Master Lease, this Sublease will remain in full force and effect and Subtenant will pay the Base Rent and Additional Rent and all other charges provided for in this Sublease without any abatement, deduction or setoff. In the event of a failure or refusal by Master Landlord to comply with any provisions of the Master Lease, Sublandlord’s obligation hereunder shall be limited to using commercially reasonable efforts to enforce the Master Lease within a reasonable time after Subtenant provides notice to Sublandlord of Master Landlord’s failure or refusal.

Subtenant shall indemnify and save Sublandlord harmless against any loss, damage or injury, including, without limitation, reasonable attorneys’ fees, and/or any amounts assessed against Sublandlord by Master Landlord under the Master Lease on account of any Default by Subtenant that gives rise to a default or potential default under the Master Lease, which Sublandlord may suffer or incur under the Master Lease as the result of any breach by Subtenant of its obligations under this Sublease, including, without limitation, any provision of the Master Lease that are incorporated herein (except for the Excluded Provisions). Subtenant’s obligations hereunder shall survive termination of this sublease. Notwithstanding any other provision of this Sublease to the contrary, in the event of a breach of this Sublease that may cause an event of default to occur under the Master Lease, Sublandlord may, in addition to all other remedies granted to Sublandlord hereunder, at Subtenant’s expense and after notice to Subtenant, take such action as may reasonably required to prevent such Default by Subtenant form maturing into an incurable event of default under the Master Lease, and Subtenant shall pay expenses directly incurred by Sublandlord as a result of such action within ten (10) days after written demand by Sublandlord.

14.       MASTER LANDLORD’S CONSENT

This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublandlord’s obtaining prior written consent hereto by Master Landlord, Subtenant must promptly deliver to Sublandlord any information reasonably requested by Master Landlord (in connection with Master Landlord’s approval of this Sublease) with respect to the nature and operation of Subtenant’s business and/or the financial condition of Subtenant.

Sublandlord and Subtenant hereby agree, for the benefit of Master Landlord, that this Sublease will not (a) create privity of contract between Master Landlord and Subtenant; (b) be deemed to have amended the Master Lease in any regard (unless Master Landlord will have expressly agreed in writing to such amendment); or (c) be construed as a waiver of Master Landlord’s right to consent to any assignment of the Master Lease by Sublandlord or any further subletting of the Master Premises, or as a waiver of Master Landlord’s right to consent to any assignment by Subtenant of this Sublease or any sub-subletting of the Premises or any part thereof.

Sublandlord and Subtenant agree, for the benefit of Master Landlord, that Master Landlord shall not bear responsibility for any delay in commencement of this Sublease term.

If Master Landlord fails to consent to this Sublease within twenty (20) days after the Effective Date, either party shall have the right to terminate this Sublease by giving written notice thereof to the other at any time thereafter.

15. NOTICES

15.1 All notices which may or are required to be given by either party to the other must be in writing to the addresses specified in the Basic Sublease Provisions, or at such place as a party may from time to time designate by notice in writing. Notices will be deemed delivered (a) when receive or refused if personally delivered; (b) four business days after being sent if sent by United States registered or certified mail, postage prepaid, return receipt requested; or (c) two business days after being sent by a nationally recognized overnight commercial courier services providing receipted delivery.

15.2 Subtenant agrees promptly to deliver to Sublandlord a copy of any notice, demand, request, consent or approval related to the Premises and received from Master Landlord or any governmental agency.

16.       SECURITY DEPOSIT

Concurrently with Subtenant’s execution of this Sublease, Subtenant shall deposit with the Sublandlord the Security Deposit in the amount set forth in the Basic Sublease Provisions. The Security Deposit shall be held by Sublandlord without liability for interest (unless required by law). Sublandlord shall not be required to keep the Security Deposit separate from its other accounts.

Sublandlord shall hold the Security Deposit as security for the performance of Subtenant’s obligations under this Sublease. The Security Deposit is not an advance payment of Rent or a measure of Subtenant’s liability for damages.

Subtenant shall have no right to call upon Sublandlord to apply all or any part of the Security Deposit to cure any default or fulfill any obligation of Subtenant, but such use shall be solely in the discretion of Sublandlord.

Subtenant waives the provisions of all provisions of law now in force of that became in force after the Effective Date of this Sublease (including, without limitation, California Civil Code Section 1950.7) that provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Subtenant, or to clean the Premises. Subtenant aggress that Sublandlord may, in addition, claim those sums reasonably necessary to compensate Sublandlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Subtenant or Subtenant’s officers, agents, employees, independent contractors, or invitees.

In the event of a Default, Sublandlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured Default by Subtenant, or in Sublandlord’s discretion apply such Security Deposit after a Default, to (a) pay any Rent or other sum in default; (b) pay any amount that Sublandlord may spend or become obligated to spend in exercising Sublandlord’s rights under Article 12; or (c) compensate Sublandlord for any expense, loss or damage that Sublandlord may suffer because of Subtenant’s Default. In the even that Sublandlord applies any portion of the Security Deposit as permitted in this Section; Subtenant shall restore the Security Deposit to its original amount within five (5) days for Sublandlord’s demand. Sublandlord shall notify Subtenant in writing of any defaults, including any damages whereby it intends to subtract the cost from the Security Deposit.

Sublandlord shall return any unapplied portion of the Security Deposit to Subtenant within forty-five (45) days after the last to occur of: (i) the determination of Subtenant’s Share of any Operating Costs and Taxes for the final year or portion of a year of the Term; (ii) the date Subtenant surrenders possession of the Premises to Sublandlord in accordance with this Sublease, or (iii) the Expiration Date, unless there is a Default by Subtenant in existence on such date.

If Sublandlord conveys Sublandlord’s interests under this Sublease, the Security Deposit may be assigned or negotiated by Sublandlord to Sublandlord’s grantee, and if so assigned or negotiated, provided Sublandlord gives Subtenant notice of the name of such grantee, Subtenant aggress to look solely to such grantee for the proper application of the security Deposit in accordance with the terms of this Section and the return thereof in accordance herewith. Upon delivery of such notice, Subtenant hereby releases the Sublandlord named herein of any and all liability with respect to the Security Deposit, the application of any proceeds thereform and its return, and Subtenant agrees to look solely to such grantee. This provision shall also apply to subsequent grantees. Neither the holder of a mortgage nor the Master Landlord shall be responsible to Subtenant for the return or application of the Security Deposit, whether or not it succeeds to the position of Sublandlord hereunder, unless the Security Deposit shall have been actually received by such mortgage holder or Master Landlord.

17.         OPTION TO RENEW. Provided the Sublease is in full force and effect, Subtenant is not in default under any of the other terms and conditions of the Sublease at the time of notification or commencement, and this Sublease has not been assigned, Subtenant shall have an option to renew (“Renewal Option”) this Sublease for a term for the period commencing on the date following the Expiration Date under Section 1.8 above and continuing until April 14, 2018. (“Renewal Term”), on the same terms and conditions set forth in this Sublease, except as modified by the terms, covenants and conditions as set forth below:

If Subtenant elects to exercise the Renewal Option, then Subtenant shall provide Sublandlord with written notice no earlier than the date which is eighteen (18) months prior to the Expiration Date under Section 1.8 above, and no later than the date which is twelve (12) months before such Expiration Date. If Sublandlord fails to provide such notice, Subtenant shall have no further or additional right to extend or renew the Term of this Sublease.

The annual Base Rent and Monthly Base Rent in effect at the expiration of the then current Term of this Sublease shall be adjusted to reflect the Prevailing Market (defined below) rate as of the date the applicable Renewal Term is to commence, taking into account the specific provisions of this Sublease which will remain constant. Sublandlord shall advise Subtenant of the new Annual Base Rent and Monthly Base Rent for the Premises thirty (30) days after receipt or Subtenant’s written notice of exercise of the Renewal Option. Unless Subtenant notifies Sublandlord of its objection to Sublandlord’s determination of the Prevailing Market Rate within thirty (30) days after receipt thereof, the same shall be the Annual Base Rent and Monthly Base Rent for the Renewal Term. If Subtenant makes timely objection to Sublandlord’s determination of the Prevailing Market Rate, the parties shall negotiate in good faith the Prevailing Market Rate. However, if the parties have not reached agreement on the Prevailing Market Rate within ninety (90) days after exercise of the Renewal Option, Subtenant, by written notice to Sublandlord (the “Arbitration Notice”) shall have the right to have the Prevailing Market Rate for the Premises within the ninety day (90) period described and Subtenant fails to timely exercise its right to arbitrate, Subtenant’s Renewal Option shall be deemed to be null and void and of no further force and effect. In no event shall the Annual Base Rent and Monthly Base Rent for the applicable Renewal Term be less than the Annual Base Rent and Monthly Base Rent in the preceding period.

17.2.1 If Subtenant provides Sublandlord with an Arbitration Notice, Sublandlord and Subtenant, within five (5) days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively refereed to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within seven (7) days after the exchange of Estimates, Sublandlord and Subtenants shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser of as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in San Francisco, California, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds a MAI designation conferred by, and its an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is in independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

17.2.2 Upon selection, Sublandlord’s and Subtenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Sublandlord and Subtenant as the Base Rent rate for the Premises during the Renewal Term. If either Sublandlord or Subtenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) as been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on by Sublandlord and Subtenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Sublandlord or Subtenant, however, shall be home by the party retaining such appraiser, counsel or expert.

17.2.3 If the Prevailing Market rate has not been determined by the commencement date of the renewal Term, Subtenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Term for the Premise. If such adjustment results in an underpayment of Base Rent by Subtenant, Subtenant shall pay Sublandlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Subtenant, Sublandlord shall credit such overpayment against the next installment of Base Rent due under the Sublease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

17.3 The Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the Renewal Option shall be “personal” to Subtenant as set forth above and that in no event will any assignee or sublease have any right to exercise the aforesaid options to renew.

17.4 If Subtenant fails to validly exercise the Renewal Option, Subtenant shall have no further right extend the term of this Sublease.

17.5 For purposes of this Section, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under comparable transactions entered into on or about the date on which the Prevailing Market rate is being determined hereunder for space comparable to the Premises in the Building and comparable buildings, taking into account all then-relevant factors. The determination of the Prevailing Market rate shall take into account any material economic differences between the terms of this Sublease and any comparable transactions, such as rent abatements, construction costs, the value of replicating existing improvements and other concessions and the manner. If any, in which the Sublandlord under any such Sublease is reimbursed for operating expenses and taxes and shall further take into account all other then-relevant factors.

18.       MISCELLANEOUS

18.1 Subtenant shall be entitled to signage (a) in the main lobby and (b) in the fourth floor elevator lobby. The location, quality, design, style, lighting and size of such signage shall be consistent with the Building’s standard signage program and shall be subject to Sublandlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Provided Sublandlord installs a lobby directory (although such installation shall not be a condition to the Commencement Date of this Sublease), Subtenant shall be entitled to one (1) line on such lobby directory to display the Subtenant’s name and location in the Building. Subtenant shall not have the right to erect an exterior sign. Sublandlord shall be responsible for all costs associated with signage. Subtenant may not erect signage that is visible from outside the Building, unless it obtains the prior written consent of Sublandlord and Master Landlord, which consent may be withheld in its or their sole discretion.

18.2 Subtenant, upon seventy-two (72) hours advance notice to Sublandlord, shall have the right to receive supplemental HVAC service during hours other than Building Hours. Subtenants shall pay Sublandlord the standard charge for such supplemental HVAC service as reasonably determined by Master Landlord from time to time, which shall be reasonably related to Sublandlord’s cost to provide any such service and reasonably competitive with the amounts charged by landlords of Comparable Building for such services. Subtenant may request same-day “fans only” service from the Building Manger, which shall be charged at the prevailing rate for such service.

18.3 Sublandlord at its sole expense, on at least ninety (90) days prior written notice, may require Subtenant to move from the Premises to other space of comparable size and décor in the Building (the “Substitute Premises”). The Substitute Premises must substantially contain similar finishes as the Premises and be in substantially the same condition as the Premises are required to be under the term of this Sublease, be approximately the same rentable square footage as the Premise, and not less than be contained all on one (1) floor of the

Building, and have substantially the same number and type of work stations, offices, break rooms and reception areas, labs, servers, telephone rooms and conference rooms as are contained in the Premises as of the date Subtenant receives Sublandlord’s notice of relocation. In the event of any such relocation, Sublandlord will pay all expenses of preparing and decorating the Substitute Premises so that they will be substantially similar to the Premises from which Subtenant is moving, and Sublandlord will also pay the expense of moving Subtenant’s furniture and equipment to the Substitute Premises. Sublandlord also shall pay Subtenant’s other reasonable costs of relocation to the Substitute Premises, including the cost of printing and distributing change of address notices to Subtenant’s customers and one month’s supply of stationary showing the new suite number of the Substitute Premises, the removal of all existing IT and telephone wiring in the Premises and the installation of all new IT and telephone wiring in the new premises. Sublandlord may not relocate Subtenant within 18-months of the expiration of this Sublease. In the event Sublandlord must relocate Subtenant within 18-months of Sublease expiration, Subtenant shall have the right to terminate this Sublease at no penalty or cost to Subtenant.

18.4 Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease, except the Brokers specified in the Basic Sublease Provisions and whose commissions shall be payable by separate agreement. Each party covenants to protect, defend, indemnify and hold harmless the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commission and charges claimed by any broker or other agent, other than the Brokers, with respect to this Sublease or the negotiation thereof on behalf of such party.

IN GRAFTON PARTNERS L.P v. SUPERIOR COURT, 36 CAL. 4TH 944 (2005), THE CALIFORNIA SUPREME COURT RULED THAT CONTRACTUAL, PRE-DISPUTE JURY TRAIL WAIVERS ARE UNENFORCABLE. THE PARTIES, HOWEVER, ANTICIPATE THAT THE CALIFORNIA LEGISUATURE WILL ENACT LEGISLATION TO PERMIT SUCH WAIVERS IN CERTAIN CASES. IN ANTICIPATION OF SUCH LEGISLATION, SUBLANDLORD AND SUBTENANT HEREBY WAIVE, AS OF THE EFFECTIVE DATE OF SUCH LEGISLATION AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARAISING OUT OF OR IN CONNECTION WITH, EITHER DIRECTLY OR INDIRECTLY, THIS SUBLEASE, OR THE SUBJECT MATTER HEREOF, SUBTENANTS USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE.

18.5 This Sublease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the laws of the state in which the Premises are located, and Sublandlord and Subtenant hereby irrevocably consent to the jurisdiction and proper venue of such state.

18.6 The expiration of the Term, whether by lapse of time or otherwise, shall not relive either party of any obligations under this Sublease which accrued prior to or which may continue to accrue after the expiration or early termination of this Sublease. Without limited the scope of the prior sentence, it is agreed that Subtenant’s obligations under any provision of this Sublease, or the terms of the Master Lease which are expressly incorporated into this Sublease, that is expressly provided by its terms to survive termination of this Sublease shall survive the expiration or early termination of this Sublease.

18.7 If any term or provision of this Sublease shall to any extent be invalid or unenforceable, the remainder of this Sublease shall not be affected, and each provision of this Sublease shall be valid and enforced to the fullest extent permitted by law.

18.8 The headings and titles to the Articles and Sections of this Sublease are for convenience only and shall have no effect on the interpretation of any part of the Sublease.

18.9 All understandings and agreements previously made between the parties are superseded by this Sublease, and neither party is relying upon any warranty, statement or representation not contained in this Sublease. This Sublease may be modified only by a written agreement signed by Sublandlord and Subtenant.

18.10 Each party represents and warrants to the other that the person or persons executing this Sublease for the representing party are fully authorized to so act and no other action is required to bind Sublandlord to this Sublease and that the representing party has the right and power to execute and deliver this Sublease and to perform its obligations hereunder, subject only to Master Landlord’s consent, and that the representing party is duly organized and in good standing in its state of formation and is authorized to conduct business in the state where the Premises are located.

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In witness whereof, Sublandlord and Subtenant have executed this Sublease on the dates set forth below, intending to be bound hereby as of the Effective Date.

SUBLANDLORD:		SUBTENANT:

SUN MICROSYSTEMS, INC.,		PROSODIE INTERACTIVE,CALIFORNIA
a Delaware corporation		a Delaware Corporation

By:	/S/ Charles Barry	By:	/S/ Nicolas Dourassoff
Its: Senior Director		Its: CEO
Date: 11/7/2006		Date: 10/3/06

EXHIBIT C

LEASE AGREEMENT

between

K3 FIRST STREET ASSOCIATES, LLC

as “Landlord”

and

SUN MICROSYSTEMS, INC.

as “Tenant”

THIS LEASE AGREEMENT (this “Lease”) is made as of the Lease Date set forth in the Basic Lease Information, by and between the Landlord identified in the Basic Lease Information (“Landlord”), and the Tenant identified in the Basic Lease Information (“Tenant”), Landlord and Tenant hereby agree as follows:

1.               PREMISES

Grant Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and subject to the conditions of this Lease, the office space identified in the Basic Lease Information as the Premises (the “Premises”), in the Building located at the address specified in the Basic Lease Information (the “Building”).  The approximate configuration and location of the Premises is shown on Exhibit A. Landlord and Tenant agrees that the rentable area of the Premises for all purposes under this Lease shall be the Rentable Area specified in the Basic Lease Information, subject to modification per Paragraph 1.2 below.  The Building, together with the parking facilities serving the Building (the “Parking Facility”), and the parcel(s) of land on which the Building and the Parking Facility are situated (collectively, the “Property”), is part of the Project identified in the Basic Lease Information (the “Project”).

Rentable Square Footage of Premises, Building and Project

(a)          Landlord and Tenant agree that, except as modified per this Section 1.2 the rentable area of the Premises and of the Building for all purposes under this Lease shall be the rentable square footage specified in the Basic Lease Information.  Upon the completion of all of the buildings comprising the Project, Landlord shall notify Tenant of the rentable square footage of the Project for purposes of calculating the Building’s Allocable Share.  Upon completion of the Building Shell (as that term is defined in Exhibit F) for the Building, Landlord’s base building architect (the “Architect”) shall measure both the Premises within the Building, the Building and the Project using the “Standard Measure for Measuring Floor Area in Office Buildings” published by the Secretarial Building Owners and Managers Association International (ANSI/BOMA Z65.1-1996), approved June 7, 1996 (the “BOMA Standard”).

(b)         Landlord shall promptly notify Tenant of the Architect’s determination of the rentable square footage of the Premises, the Building and the Project.  Tenant reserves the right to have its space planner or architect measure the Premises, the Building and the Project to confirm that the measurements provided by the Architect are accurate and conform to the BOMA Standard.  Any discrepancy between the measurements obtained by the Architect and the measurements obtained by the Tenant with respect to the Premises within the Building and the Building shall be promptly resolved by the parties through good faith negotiation in accordance with BOMA Standards.

Landlord Warranties.  Landlord warrants that on the delivery date for the Premises (i) the Premises (solely to the extent constructed by Landlord), the Building, the Land and the Project shall comply with all laws, codes, ordinances, and other governmental requirements (including, but not limited to, zoning ordinances and the Americans with Disabilities Act) then applicable to the use, construction, condition and occupancy of the Premises, the Building, the Land and the Project, and (ii) the Premises (solely to the extent constructed by Landlord), the Building and the Project, including the improvements and equipment therein, and the Common Areas shall be in good working order, condition, and repair, with each floor free and clear of debris.

Landlord Maintenance Warranty If Landlord is responsible for the construction of the Tenant Improvements pursuant to the Work Leuer Agreement, Landlord shall obtain customary warranties and guaranties from the contractor or contractors performing such work and/or the manufacturers of equipment installed therein.  If Tenant makes repairs to any component of the Premises or any of its systems not covered by the Landlord’s warranty contained in this Section 1.4 but for which Landlord has obtained a contractor’s or manufacturer’s warranty, then Landlord shall, upon request by Tenant, use its good faith efforts to pursue its rights under any such warranties for the benefit of Tenant.

2.               TERM POSSESSION

2.1 The term of this Lease (the “Term”) shall commence on the Commencement Date as described below and, unless sooner terminated, shall expire on the Expiration Date set forth in the Basic Lease Information (The “Expiration Date”).  The “Commencement Date” shall be the Rent Commencement Date (as that term is defined below) with respect to the last floor of the Premises delivered by Landlord to Tenant.  The parties anticipate that the Commencement Date will occur on or about February 8, 2003 (the “Scheduled Commencement Date”); provided, however, that Landlord shall not be liable for any claims, damages or liabilities if the Premises are not ready for occupancy by the Scheduled Commencement Date. If the Premises are not delivered by the Landlord to Tenant, with all of Landlord’s Work substantially complete by May 8, 2003 (“Outside Substantial Completion Date”), subject to the force majeure (not to exceed 180 days) or any Tenant Delay (as that term is hereinafter defined).  Tenant shall have the right to terminate this Lease giving Landlord written notice at any time after the Substantial Completion Deadline and prior to substantial completion of Landlord’s Work, in which case this Lease will be terminated.  Landlord and Tenant acknowledge and agree that Landlord shall deliver to Tenant the Premises in increments of two (2) floors every 30-45 days in the condition required by Exhibit F attached hereto.  Notwithstanding anything to the contrary contained herein, all of the terms and conditions of this Lease shall apply to the floors of the Premises delivered to Tenant prior to Commencement Date; and the rent commencement date (the “Rent Commencement Date”) with respect to each floor delivered to Tenant shall be the earlier of (a) one hundred twenty (120) days after the date on which Landlord tenders possession of such floor of the Premises to Tenant with Landlord’s Work therein Substantially Complete or the date such floor would have been Substantially Complete but for Tenant Delays, or (b) the date upon which Tenant, with Landlord’s written permission, actually occupies and conducts business on such floor(s) of the Premises. Tenant shall pay to Landlord Base Rent and Additional Rent with respect to any such floor(s) of the Premises commencing on the Rent Commencement Date with respect to such floor(s) of the Premises. Landlord and Tenant acknowledge and agree that certain rent and other obligations may commence earlier than the Commencement Date, on a phased basis, as floors within the Premises are delivered to Tenant, all as provided above.  However, for purposes of determining the Term and the first and subsequent lease years, there shall be a single Commencement Date, determined as provided above, with respect to the Building. Promptly after the Rent Commencement Date with respect to each floor is ascertained, Landlord and Tenant shall execute, in recordable form, a written declaration setting forth the Rent Commencement Date for such floor.  Promptly after the Commencement Date with respect to this Lease, Landlord and Tenant shall confirm such Commencement Date in writing in the form of the Commencement Date Agreement attached hereto as Exhibit C. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including, without limitation: (1) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (2) informed by Landlord that the selection may result in a delay; (3) changes requested or made by Tenant to previously approved plans and specifications, including Additional Shell Construction Items; (4) performance of work in the Premises by Tenant of Tenant’s contractor(s) during the performance of the Landlord Work after reasonable notice from Landlords that such work is interfering with the progress of Landlord Work; or (5) if the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work after reasonable notice from Landlord.  If the parties disagree as to whether or not a “Tenant Delay” has occurred, the parties shall resolve such dispute through arbitration as provided in Section 37.  As used in this Lease, “Month” shall mean a calendar month, except that if the Term beings on a day other than the first day of a calendar month, the first “month” shall be the period from (and including) the Commencement Date through (and including) the last day of the first full calendar month following the Commencement Date falls and if the Term ends on a day other than the last day of a calendar month, the last “month” shall be the period from (and including) the day on which the Term ends. Landlord and Tenant each will use commercially reasonable efforts to accommodate the other’s work, so that neither unreasonably interferes with or causes delay to the other.

2.2 Landlord to Provide Notice.  Landlord shall provide Tenant with six (6) months prior written notice of any revision in the delivery date for any of the floors, Landlord shall update the notice upon any material modification which would affect Tenant’s construction drawings.  Landlord shall provide Tenant written notice thirty (30) days prior to the completion date for any floors to be delivered to Tenant for construction of tenant improvements. Landlord shall provide Tenant not less than 60 days prior written notice of the date the base building improvements for the floors of the Building will be completed and a temporary certificate of occupancy issued.

3.               RENT

3.1 Base Rent. Tenant agrees to pay to Landlord the Base Rent set forth in the Basic Lease Information, without prior notice or demand, set off or deduction except as permitted in this Lease, on the first day of each and every calendar month during the Term as provided above.  The Base Rent shall be increased as of the end of the fifth (5th) Lease Year and as of the end of the tenth (10th) Lease Year (each as “Adjustment Date”) if as of an Adjustment Date, the Consumer Price Index for All Urban Consumers, U.S. City Average (“Index”), published by the United States Department of Labor’s Bureau of Labor Statistics, has increased over the Base Period Index.  For purposes of this Lease, the Base Period Index is the Index for the calendar month in which the Commencement Date occurs.  The Base Period Index shall be compared with the Index for the month in which the Adjustment Date occurs (“Comparison Month”). If the Index for any Comparison Month is higher than the Base Period Index, then the Base Rent shall be increased by the identical percentage increase of the Index for the Comparison Month over the Base Index commencing with the next Base Rent payment date. In no event shall the Base Rent be less than that set forth hereinabove. If the Bureau of Labor Statistics discontinues publication of the Index, publishes the Index less frequently, or alters the Index in a material manner, then Landlord may adopt a substitute Index or procedure which reasonably reflects and monitors consumer prices. Landlord and Tenant hereby agree to promptly enter into a written amendment to this Lease evidencing any such increase in Base Rent.

Base Rent for any partial month at the beginning or end of the Term shall be prorated based on the actual number of days in that month.

3.2 Additional Rent. Landlord and Tenant intend that this shall be a “net” lease, pursuant to which Tenant pays or reimburses Landlord for all costs and expenses incurred in connection with the management, operation, maintenance, and repair of the Property, as further provided herein.

(a)          Definitions.

(1)          “Operating Costs” means all commercially reasonable, actual and necessary costs of managing, operating, maintaining and repairing the Property, including all costs, expenditures, fees and charges for: (A) operation, maintenance and repair of the Building including all common areas and other improvements or facilities located on, in or under the Property relating to the Building, and including structural and non-structural repairs, repair or replacement of glass (interior or exterior), sky lights located within or on the Building, floors doors, landscaping and other repairs and replacements, but excluding all structural repairs, upgrades or replacements except those necessitated by, or associated with Tenant Improvements of Tenant for other than general office purposes, such as libraries, high density filing stations, computer mainframes and vaults: (B) all costs of operating, maintaining, repairing and replacing the heating, ventilating and air-conditioning (“HVAC”), and plumbing, electrical, lighting, fire protection, life safety, security, elevator and mechanical systems serving the Building (“Building Systems”) and other operating equipment, except those systems which are separately metered for Tenant’s use for which Tenant shall pay all charges relating thereto separately: (provided that the amount of any capital expenditures (i.e. expenditures that are to be capitalized, rather than expensed, under the Internal Revenue Code) shall be amortized on a straight-line basis over the applicable recovery period of the capital item so replaced determined in accordance with the Internal Revenue Code, with interest on the unamortized balance at a rate equal to the Prime Rate (as that term is defined below) plus one percent (1%)): (C) costs of maintenance and replacement of landscaping, sidewalks, curbs, gutters, walkways, driveways, loading areas, utility lines, fences and signs located on the Property and equipment and all other elements of the Property provided, however that the amount of any capital expenditure shall be amortized on a straight line basis over the applicable recovery period of the capital expenditure determined in accordance with the Internal Revenue Code, with interest on the unamortized balance at a rate equal to the Prime Rate plus one percent (1%)). (D) Utilities and services (including recycling programs and trash removal), and associated supplies and materials, except those utilities and services for which Tenant pays separately; (E) compensation (including employment taxes and fringe benefits) for persons who perform duties in connection with the operation, management, maintenance and repair of the Building, such compensation to be appropriately allocated for persons who also perform duties unrelated to the Building; (F) property including coverage for earthquake and flood, if required by Lender and if so, policies with commercially reasonable premiums and deductibles) liability, rental income and other insurance relating to the Property, and expenditures for deductive amounts paid under such insurance provided, however, that the total amount of any deductible included as an Operating Cost hall not exceed (G) licenses, permits and inspections; (H) complying with the requirements of any law, statue, ordinance or governmental rule or regulation or any orders pursuant thereto (collectively (“Laws”) enacted, adopted or effective and enacted or adopted and mandated prior to the Commencement Date but not including capital expenditures, the cost of which are addressed in subsection (I) below (1) amortization of capital improvements but only to the extent required to comply with Laws, or which actually reduce Operating Costs (but only to the extent that they do), with interest on the unamortized balance at a rate equal to the Prime Rate plus one percent (1%)), in accordance with generally accepted accounting practices consistently applied; (J) an office in the Project (excluding expenses of furnishing and equipping such office); (K) property management fees (not to exceed two percent (2%) of the gross income from the Project (i.e. Base rent plus Operating Expenses except Tenant’s separately measured expenses); (L) accounting, legal and other professional services incurred in connection with the operation of the Property and the calculation of Operating Costs and Taxes; (M) a reasonable allowance for depreciation on machinery and equipment used to maintain the Property and any personal property tax on personal property owned by Landlord and used in the operation of the Property; (N) contesting the validity or applicability of any Laws that may affect the Property provided Landlord notifies Tenant in writing of its intent to contest such Laws and Tenant fails to object to such contest in writing delivered to Landlord within fifteen (15) days of Landlord’s notice; (O) the Building’s Allocable Share of any shared or common area maintenance fees and expenses (including costs and expenses of operating, managing, owning and maintaining the common areas of the Project), which costs and expenses are of kind and nature of Operating Costs and Taxes; and (P) any other expense or charge, whether or not hereinbefore described, which in accordance with generally accepted property management practices would be considered an expense of managing, operating, maintaining and repairing the Property.  Operating Costs shall also include the Building’s Allocable Share of expenses, costs and disbursements relating to or incurred or paid in connection with the management, operation, repair and maintenance of the Project of which the Building is a part, as equitably determined by Landlord, which expenses, costs and disbursements relate to or benefit directly the Building or the Project. Operating costs for any year during which average occupancy of the Building is less than one hundred percent (100%) during the entire calendar year. For purposes of this Section 3.2(a)(1), the “Prime Rate” for a particular expenditure shall be the prime rate as announced by the Bank of America, San Francisco, or its successor (without subsequent modification), as of the date of completion of construction of the item for which the expenditure is made. Landlord acknowledges and agrees that Landlord shall use commercially reasonable judgment (based upon other landlords of other first class office projects in the downtown San Francisco area) in determining whether or not to replace any aspect of the Building, Building systems and the like.

Notwithstanding the foregoing, Operating Costs shall not include (i) capital expenditures other than those specifically enumerated above in Sections 3.2(a)(1)(I) above; (ii) costs of special services rendered to individual tenants (including Tenant) for which a special charge is made; (iii) interest and principal payments on loans or indebtedness secured by the Building; (iv) costs of improvements for Tenant or other tenants of the Building; (v) costs of services or other benefits of a type which are not available to Tenant but which are available to other tenants or occupants, and costs for which Landlord is entitled to be reimbursed by other tenants of the Building other than through payment of tenants shares of increases in Operating Costs and Taxes; (vii) depreciation or amortization other than as specifically enumerated in the definition of Operating Costs above; (viii) costs, fines or penalties incurred due to Landlord’s violation of any Law; (ix) repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials or workmanship of the Building or common areas or to comply with any requirements of any governmental authority in effect as of the Commencement Date; (x) damage and repairs attributable to fire or other casualty of the type which Landlord has insured to the extent of proceeds actually recovered by Landlord or would have been recoverable had Landlord carried any insurance expressly required to be carried by Landlord her under; (xi) damage and repairs necessitated by the negligence or willful misconduct of Landlord or Landlord’s employees, contractors or agents; (xii) executive salaries above the level of Building Manager; (xiii) that portion of salaries of service personnel attributable to services that such service personnel perform that are not in connection with the management, operation, repair or maintenance of the Building or Common Areas; (xiv) Landlord’s general overhead expenses; (xv) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering space for other tenants or other occupants or vacant, leasable space in the Building; (xvi) interest, penalties or other costs arising out of Landlord’s failure to make timely payment of its obligations; (xvii) overhead and profit paid to subsidiaries or affiliate of Landlord for management or other services for the Property or the Building or for supplies or other material to the extent that the costs of the services, supplies or material exceed the market costs of the services, supplies or materials if they were not provided by a subsidiary or an affiliate; (xviii) costs incurred to test, survey, cleanup, contain, abate, remove or otherwise remedy Hazardous Materials (as defined in Section 5.2(a)) from the Property unless the Hazardous Materials were in, about or on the Property as a result of Tenant’s acts or omissions; (xix) costs incurred in connection with any portion of the Project which is used for parking (e.g. the Parking Facility) and for which parking fees are charged; (xx) costs incurred in advertising and promotional activities for the Project (including gifts and promotional services to tenants or other parties); (xxi) development or impact fees or similar governmental charges paid by Landlord in order to develop and construct the Building and the Project; and (xxii) costs incurred in connection with any portion of the Project which is used for retail purposes. In no event shall Landlord collect more than 100% of any cost actually incurred by Landlord.

(2)          “Taxes” means: all real property taxes and general, special or district assessments or other governmental impositions, or whatever kind, nature of origin imposed on or by reason of the ownership or use of the Property; governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, plaice, fire or other governmental service or purported benefits to the Property; service payments in lieu of takes and taxes and assessments of every kind and nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real property taxes on the Property; any increases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above, provided Landlord notifies Tenant in writing of its intent to contest such taxes or assessments and Tenant fails to object to such contest in writing delivered to Landlord within fifteen (15) days of Landlord’s notice. To the extent paid or owed by Tenant or other tenants as “Tenant’s Taxes” (as defined in Section 8-Tenant’s Taxes), “Tenant’s Taxes” shall be excluded from Taxes.  Taxes for any year in which the building is less than fully occupied shall be calculated based upon Taxes which would have been incurred if the Building were fully assessed by the appropriate taxing authority to reflect a one hundred percent (100%) occupied Building with all tenant’s improvements completed.  Not withstanding anything to the contrary contained in this Lease, the following shall not constitute Taxes for purposes of this Lease; (i) state, local, federal, personal or corporate income tax measured by the income of Landlord; (ii) any estate or inheritance taxes; (iii) any franchise, succession or corporate transfer taxes; (iv) interest on taxes or penalties resulting from Landlord’s failure to pay taxes; and (v) real estate taxes resulting from over standard improvements made by other tenants. In no event shall Landlord collect more than 100% of any cost actually incurred by Landlord.

Not withstanding the foregoing, if any sale or change of ownership of all or any portion of the Property is consummated during the first two (2) years of the Term and, solely as a result, all or part of the Property is reassessed for tax purposes by the appropriate governmental authority, then (a) during the first year of the Term, Tenant shall be required to pay Tenant’s Share of the real property taxes that would have been in effect if Landlord has not consummated the transfer, including, without limitation, the amount by which the Taxes would have increased under Proposition 13 pursuant to the annual mandated or permitted tax increases there under even if the transfer had not occurred (the “Original Tax Base”), but no portion of the increase in Taxes resulting solely from the transfer over the Original

Tax Base (the “Transfer Increase”); and (b) during the second year of the Term, Tenant shall pay Tenant’s Share of the Original Tax Base and fifty percent (50%) of the Transfer Increase.

(3)          “Tenant’s Share” means the Rentable Area of the Premises divided by the total Rentable Area of the Building.  Landlord and Tenant acknowledge and agree that Tenant’s Share of the Building shall be one hundred percent (100%) as Tenant is leasing all of the rentable office area in such Building.  If the Rentable Area of the Building is changed or the Rentable Area of the Premises is changed by Tenant’s leasing of additional space hereunder or for any other reason, Tenant’s Share shall be adjusted accordingly.

(b)         Additional Rent

(1)   Tenant shall pay Landlord as “Additional Rent” for each calendar year or portion of thereof during the Rent Period Tenant’s Share of the sum of (i) Operating Costs for the period, and (ii) Taxes for such period.

(2)   Prior to the Commencement Date, and prior to the end of each calendar year thereafter, Landlord shall notify Tenant of Landlord’s reasonable estimate of Operating Costs, Taxes and Tenant’s Additional Rent for the following calendar year.  Landlord’s estimate with respect to the Building shall include a comparison, by each category, of the prior year’s Operating Costs (in terms of both dollars and percentages) and, if requested by Tenant, shall include reasonable detailed documentation to support Landlord’s estimate. If Landlord does not provide an estimate (and, if requested by Tenant, reasonable detailed documentation) to Tenant prior to the commencement of the new calendar year, Tenant shall continue, until the month after Tenant receives Landlord’s estimate of the revised Operating Costs (and, if requested by Tenant, reasonable detailed documentation), to pay the Operating Costs based on the prior year’s estimate.  Commencing on the first day of January of each calendar year and continuing on the first day of every month thereafter in such year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent. If Landlord thereafter reasonably estimates that Operating Costs or Taxes for such year will vary from Landlord’s prior estimate, Landlord may, by written notice to Tenant, revise the estimate for such year (and Additional Rent shall thereafter be payable based on the revised estimate); provided, however that Landlord shall only be permitted to revise its estimate of the Operating Costs and/or Taxes once during each calendar year. In the event that Landlord reasonably believes that one or more categories of Operating Costs will be five percent (5%) or more than the estimated last provided to Tenant then Landlord shall notify Tenant prior to issuing the year end statement. Landlord’s statement of Operating Costs shall be certified by a certified public accountant or signed and certified to be correct by Landlord.

(3)          (i) As soon as reasonably practicable after the end of each calendar year of the Term, but in no event later than July 1st of each year, Landlord shall furnish Tenant a statement with respect to such year, showing Operating Costs, Taxes and Additional Rent for the year, and the total payments made by Tenant with respect thereto.  Any objection of Tenant to Landlord’s statement and resolution of any dispute shall not postpone the time for payment of any amounts due Tenant or Landlord based on Landlord’s statement, nor shall any failure of Landlord to deliver Landlord’s statement in a timely manner relieve Tenant of Tenant’s obligation to pay any amounts due Landlord based on Landlord’s statement.

(4)          If Tenant’s Additional Rent as finally determined for the year exceeds the total payments made by Tenant on account thereof, Tenant shall pay Landlord the deficiency within thirty (30) days of Tenant’s receipt of Landlord’s statement. If the total payments made by Tenant on account thereof exceed Tenant’s Additional Rent as finally determined for the year, Landlord shall credit toward the rent next due from Tenant under this Lease an amount equal to Tenant’s excess payment. For any partial calendar year at the beginning or end of the Term during which period Tenant is required to pay Additional Rent under this Lease, Additional Rent shall be prorated on the basis of 365-day year by computing Tenant’s Share of Operating Costs and Taxes for the entire year and then prorating such amount for the number of days during such year included in the Term during which period Tenant is required to pay Additional Rent under this Lease. Notwithstanding the termination of this Lease, Landlord shall pay to Tenant or Tenant shall pay to Landlord, as the case may be, within thirty (30) days after Tenant’s receipt of Landlord’s final statement for the calendar year in which this Lease terminates, the difference between Tenant’s Additional Rent, as finally determined by Landlord, and the total amount previously paid by Tenant on account thereof.

If for any reason Taxes for any year during the Term are reduced, refunded or otherwise changed, Tenant’s Additional rent shall be adjusted accordingly. If Taxes are temporarily reduced as a result of space in the Building being leased to a tenant that is entitled to an exemption from property, taxes or other taxes, then for purposed of determining Additional Rent for each year in which Taxes are reduced by any such exemption, Taxes for such year shall be calculated on the basis of the amount the Taxes for the year would have been in the absence of the exemption. The obligations of Landlord to refund any overpayment of Additional Rent and of Tenant to pay any Additional Rent not previously paid shall survive the expiration of the Term.

(5)          In the event that within one (1) year after Tenant’s receipt of the Statement for the prior calendar year, Tenant reasonably believes that certain of the Operating Costs charged by Landlord include costs that are not properly included within the term “Operating Costs” or that Landlord has erred in calculating same, Tenant shall have the right to audit Landlord’s books and records in accordance with this paragraph. Tenant shall e In the event that within one (1) year after Tenant’s receipt of the Statement for the prior calendar year, Tenant reasonably believes that certain of the Operating Costs charged by Landlord include costs that are not properly included within the term “Operating Costs” or that Landlord has erred in calculating same, Tenant shall have the right to audit Landlord’s books and records in accordance with this paragraph. Tenant shall exercise such audit right by providing Landlord with a written notice of Tenant’s exercise of such audit right within such one-year period and a statement enumerating reasonably detailed reasons for Tenant’s objections to the statement issued by Landlord (the “Audit Notice”). Upon the receipt by Landlord of an Audit Notice, Landlord shall instruct its property manager at the Building to meet with a designated employee or representative of Tenant (the “Tenant Representative”) to discuss the objections set forth in the Audit Notice, Landlord shall provide the Tenant Representative with reasonable access to Landlord’s books and records at the Building relating to Operating Costs for the calendar year in question in order to attempt to resolve the issues raised by Tenant in the Audit Notice. If, within thirty (30) days after Landlord’s receipt of the Audit Notice, Landlord and Tenant are unable to resolve Tenant’s objections, then not later than sixty (60) days after the expiration of such 30-day period, Tenant shall notify Landlord if Tenant wishes to employ an independent, reputable certified public accounting firm charging for its services on an hourly rate (and not a contingent fee) basis (“Acceptable Accountants”) to inspect and audit Landlord’s books and records for the Building relating to the objections raised in Tenant’s statement. Such audit shall be limited to a determination of whether or not Landlord calculated the Operating Costs in accordance with the terms and conditions of this Lease and normal and customary accounting methods used by owners of similar buildings in the area for calculating Tenant’s Additional Rent. All costs and expenses of any such audit shall be paid by Tenant, unless a discrepancy of three percent (3%) or greater is found in the Operating Expenses to be paid by Tenant, in which event Landlord shall pay the reasonable out-of-pocket cost of the audit. Any audit performed pursuant to the terms of this section shall be conducted only by the Acceptable Accountants at the offices of Landlord’s property manager at the Building. Notwithstanding anything contained herein to the contrary, Tenant shall be entitled to exercise its audit right pursuant to this section only in strict accordance with the foregoing procedures no more often than once per calendar year and each such audit shall relate only to the calendar year most recently ended except if such audit reveals a bona fide error or overcharge in which case Tenant shall have the right to audit previous years books and records solely as to such expense item or charge. In the event that Tenant fails to notify Landlord within the foregoing one-year period that Tenant object to the statements, then Tenant’s right to audit such year’s statement shall be null and void. In the event of a bona fide dispute between Landlord and Tenant as to the validity of the results of any audit by Tenant or amount of any claimed overcharge, Landlord and Tenant hereby agree to resolve such dispute in accordance with the terms of Section 37 of this Lease.

3.3 Payment of Rent  All amounts payable or reimbursable by Tenant under this Lease, including late charges and interest, shall constitute rent and shall be payable and recoverable as rent in the manner provided in this Lease. All sums payable to Landlord on demand under the terms of this Lease shall be payable within thirty days after the receipt of written invoice from

Landlord of the amounts due. Except as otherwise provided by this Lease, all rent shall be paid without offset, recoupment or deduction in lawful money of the United States of America to Landlord at Landlord’s Address for Payment of Rent as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate to Tenant in writing.

4.     SECURITY DEPOSIT. Intentionally Deleted.

5.     USE AND COMPLIANCE WITH LAWS

5.1 (a) Uses. The Premises shall be used for general office, which shall include engineering and any other ancillary office use with is consistent with the operation of the Building as a first class office building and for no other use or purpose. Tenant shall comply with all present and future Laws relating to Tenant’s use or occupancy of the Premises (and make any repairs, alterations or improvements as required to comply with all such Laws), and shall observe the “Building Rules” (as defined in Section 27-Rules and Regulations); provided, however, Tenant shall not be responsible for or required to make structural improvements or alterations to the Premises except to the extent the structural improvements or alterations are required as a result of Tenant’s use of the Premises for other than general office purposes, such as the construction or installation of high density filing systems, libraries, engineering labs or server rooms. Tenant shall not do, bring, keep or sell anything in or about the Premises that is prohibited by, or that will cause a cancellation of or a material increase in the existing premium for, any insurance policy covering the Property or any part thereof. Tenant shall not permit the Premises to be occupied or used in any manner that will constitute waste or a nuisance, or disturb the quiet enjoyment of or otherwise annoy other tenants in the Building. Without limiting the foregoing, the Premises shall not be used for educational activities (except Tenant’s business training activities), practice of medicine or any of the healing arts or providing social services. Tenant shall not, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, (i) bring into the Building or the Premises anything that may cause substantial noise, odor or vibration, overload the floors in the remises or the Building or any of the HVAC or other Building Systems, or jeopardize the structural integrity of the Building or any part thereof; or (ii) connect to the utility systems of the Building any apparatus, machinery or other equipment which has a total connected electrical design load in excess of the rated design load for the Building. Subject to Landlord’s rights hereunder to limit access to the Building or the Premises in the event of an emergency or in connection with work or repairs performed by Landlord and subject to Landlord’s procedures with respect to after-hours access, Tenant shall have the right to access the Premises twenty-four (24) hours a day, seven (7) days a week, 365 days per year. Tenant shall have the right, if and to the extent permitted by applicable Laws and in accordance therewith to use the connecting stairways in the Building so long as such use by Tenant does not create a fire hazard or interfere with the functioning of the HVAC system. Tenant shall have the right to install its own external security car reader system for access to the building and as long as Tenant leases all of the office space in the Building to establish dedicated, secure elevators, including freight elevators, and secured lobby access to those elevators serving Tenant’s floors, subject to Landlord’s right of access to all times as provided elsewhere in this lease and subject to the rules and regulations regarding access/security procedures developed in accordance with sub clause (b) below.

(b) Security/Access Control. Landlord and Tenant hereby agree to cooperate in good faith to jointly develop access and security procedures and protocol for the Building. So long as Tenant is leasing all of the office space in the Building, Tenant, at Tenant’s sole cost and expense, will have the right to: provide on-site security measure for the Building, including the right to have a lobby guard 24 hours/7days/365 days per year, installation of security cameras, require the registration of all persons entering or leaving the Building during non-business hours of operation, and require identification for access to the Building. In the event Tenant ceases to lease all of the office space in the Building, Landlord may elect to undertake such procedures as Landlord deems appropriate for other multi-tenant office buildings in the Project at Landlord’s expense (subject to Landlord’s right to be reimbursed as part of Operating Costs). Further, Landlord will evacuate the Building for cause, suspected cause, or for drill purposes, and take other actions that Landlord deems necessary or appropriate to prevent any threat of property loss or damage, bodily injury or business interruption; provided, however, that such measure shall be implemented in a way as not to inconvenience Tenants unreasonably with at least thirty (30) days prior notice to Tenant. Further, Landlord shall provide, at Landlord’s cost (subject to reimbursement by Tenant as part of Operating Costs), a guard who shall patrol all of the Project, including the Building, twenty-four (24) hours per day, seven (7) days per week. Tenant shall pay separately all costs and expenses of any security services or measures initiated by Tenant. All costs and security measures provided for or contracted for by Landlord shall be paid by Landlord subject to Tenant’s obligation to reimburse such costs and expenses as part of Operating Costs. If and to the extent Landlord is responsible for security/access control for the Building, Tenant or its Representatives shall cooperate and comply with such security measures, and Tenant shall request that Tenant’s Visitors cooperate and comply with such security measures.  Landlord, its agents and employees shall have no liability to Tenant or its Representatives or Visitors for the implementation or exercise of, or the failure to implement or exercise, any such security measures or for any resulting disturbance of Tenant’s use or enjoyment of the Premises. Landlord agrees that Landlord and any of its agents or contractors, who will need unaccompanied access to the Premises, must first pass Tenant’s corporate security screening program, “Sunscreen,” before access is granted, except in case of emergencies. IF any of Landlord’s agents or contractors fail such security screening program, such agents and other contractors shall be accompanied by a representative of Tenant at all times in the Premises during business hours and shall not be allowed on the Premises after business hours. Landlord hereby agrees that the areas containing exterior doors and loading docks shall contain illumination at a minimum of five (5) food candles of light at six (6) feet above ground.

(c) MPOE/Risers, Landlord and Tenant hereby acknowledge and agree that so long as Tenant leases all of the office space in the Building, Tenant shall have the sole right to use and control the Building’s main point of entry (MPOE), risers and chases. The MPOE shall be a single 8 foot by 8 foot closet. While Tenant shall have the right to secure such MPOE areas, Landlord shall have the right of access at all times but Landlord must be accompanied by a representative of Tenant except in cases of emergency.

5.2 Use of Project. Throughout the Term, Landlord shall maintain and operate the Project as a Class A office complex, and shall not allow any portion of the Project to be used for any use that is not consistent with a Class-A office complex.

5.3 Hazardous Materials

(a) Definitions

(1) “Hazardous Materials” shall mean any substance: (A) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any governmental statute, code, ordinance, regulation, rule or order, and any amendment thereto, including for example only the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C 9601 et seq., and the Resource

Conservation and Recovery Act, 42 U.S.C 6901 et seq., or (B) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation.

(2) “Environmental Requirements” shall mean all present and future Laws, orders, permits, licenses, approvals, authorizations and other requirements of any kind applicable to Hazardous Materials.

(3) “Handled by Tenant” and “Handling by Tenant” shall mean and refer to any installation, handling, generation, storage, use, disposal, discharge, release, abatement, removal, transportation, or any other activity of any type by Tenant or its agents, employees, contractors, licenses, assignees, sub lessees, transferees or representatives (collectively, “Representatives”) or its guests, customers, invitees, or visitors (collectively, “Visitors”), at or about the Premises in connection with or involving Hazardous Materials.

(4) “Environmental Losses” shall mean all costs and expenses of any kind, damages, including foreseeable and unforeseeable consequential damages, fines and penalties incurred in connection with any violation of Environmental Requirements by Tenant or its agents, or contractors and all losses of any kind attributable to the diminution of value, loss of use or adverse effects on marketability or use of any portion of the Premises or Property resulting therefrom.

(b)Tenant’s Covenants. No Hazardous Materials shall be handled by Tenant at or about the Premises or Property without Landlord’s prior written consent, which consent may be granted, denied, or conditioned upon compliance with Landlord’s requirements, all in Landlord’s absolute discretion. Notwithstanding the foregoing, normal quantities and use of those Hazardous Materials customarily used in the conduct of general office activities, such as copier fluids and cleaning supplies (“Permitted Hazardous Materials”), may be used and stored at the Premises without Landlord’s prior written consent, provided that Tenant’s activities at or about the Premises and Property and the Handling by Tenant of all Hazardous Materials shall comply at all time with all Environmental Requirements. At the expiration or termination of this Lease, Tenant shall promptly remove from the Premises and Property all Hazardous Materials Handled by Tenant at the Premises of the Property. Tenant shall keep Landlord fully and promptly informed of all Handling by Tenant of Hazardous Materials other than Permitted Hazardous Materials. Tenant shall be responsible and liable for the compliance with all the provisions of this Section by all of Tenant’s Representatives and Visitors, and all of Tenant’s obligations under this Section (including its indemnification obligations under paragraph (e) below) shall survive the expiration or termination of this Lease.

(c) Compliance. Tenant shall at Tenant’s expense promptly take all actions required by any governmental agency or entity, in connection with or as a result of the Handling by Tenant of Hazardous Materials at or about the Premises or Property, including inspection and testing, performing all cleanup, removal and remediation work required with respect to those Hazardous Materials, complying with all closure requirements and post-closure monitoring, and filing all required reports or plans. All of the foregoing work and all Handling by Tenant of all Hazardous Materials shall be performed in a good, safe and workmanlike manner by consultants qualified and licensed to undertake such work and in a manner that will not unreasonably interfere with any other tenants quiet enjoyment of the Property or Landlord’s use, operation, leasing and sale of the Property. Tenant shall deliver to Landlord prior to delivery, to any governmental agency, or promptly after receipt from any such agency, copies of all permits, manifests, closure or remedial action plans, notices, and all other documents relating to the Handling by Tenant of Hazardous Materials at or about the Premises or Property. If any lien attaches to the Premises or the Property in connection with or as a result of the Handling by Tenant of Hazardous Materials, and Tenant does not cause the same to be released, by payment, bonding or otherwise, within ten (10) business days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released and any sums expended by Landlord in connection therewith shall be payable by Tenant on demand.

(d) Landlord’s Rights. Landlord shall have the right, but not the obligation, to enter the Premises upon forty-eight (48) hours prior written notice to Tenant, except in instances in which Landlord, in its reasonable discretion, deems an emergency to exist, at any reasonable time (i) to confirm Tenant’s compliance with the provisions of this Section, and (ii) to perform Tenant’s obligations under this section if Tenant has failed to do so or commence to do so within five (5) days after written notice to Tenant. Landlord shall also have the right to engage qualified Hazardous Materials consultants to inspect the Premises and review the Handling by Tenant of Hazardous Materials, including review of all permits, reports, plans, and other documents regarding same, the costs of which shall be reimbursed by Tenant to Landlord within ten (10) days written request (with supporting invoice) therefore to the extent such costs are incurred by Landlord in connection with or as a result of Tenant’s breach of any obligations hereunder or a compliance activity by Tenant that is governmentally mandated. Tenant shall pay to Landlord on demand the costs of Landlord’s consultants’ fees and all costs incurred by Landlord in performing Tenant’s obligations under this Section. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business caused by Landlord’s entry into the Premises, but Landlord shall not be responsible for any interference caused thereby.

(e) Tenant’s Indemnification. Tenant agrees to indemnify, defend and hold harmless Landlord and its partners or members and its or their partners, members, directors, officers, shareholders, employees and agents from all Environmental Losses and all other claims, actions, losses, damages, liabilities, costs and expenses of every kind, including reasonable attorneys’, experts’ and consultants’ fees and costs, incurred at any time and arising from or in connection with the Handling by Tenant of Hazardous Materials at or about the Property or Tenant’s failure to comply in full with all Environmental Requirements with respect to Premises.

(f) Landlord’s Indemnification. Landlord shall indemnify, defend, protect and hold harmless Tenant and its officers, directors, employees, shareholders and agents from and against any and all claims, loss, proceedings, damages, causes of action, liability, costs or expenses (including reasonable attorneys’ fees) arising as a result of the handling, installation, storage, generation, use, disposal, discharge, release, abatement, removal, or transportation of Hazardous Materials by Landlord, its agents, employees, contractors or representatives in, on or about the Premises, the Building or the Property, which are not the result of the activities of Tenant.

6.               Alterations.

6.1 Tenant shall not make any alterations, improvements or changes to the Premises, other than the Tenant Improvements (“Alterations”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, which consent shall be given by Landlord if at all, within five (5) business days after Landlord’s receipt of Tenant’s request to make such Alterations and all other information required to be submitted to Landlord pursuant to this Section 6. Any such Alterations shall be completed by Tenant at Tenant’s sole cost and expense: (i) with due diligence, in a good and workmanlike manner, using new materials: (ii) in compliance with plans and specifications reasonably approved by Landlord: (iii) in compliance with the construction rules and regulations reasonably promulgated by Landlord from time to time: and (iv) in accordance with all applicable Laws (including all work, whether structural or non-structural, inside or outside the Premises, required to comply fully with all applicable Laws and necessitated by Tenant’s work). Landlord shall notify Tenant in writing at the time that Landlord consents to the Alterations, or, if no consent is required, within ten (10) days after Tenant’s written request, as to whether Tenant must remove the Alterations at the end of the Term: provided, however, that Tenant shall not be required to remove any general office improvements but shall remove and repair to its original state, all high density filing systems, server rooms, computer mainframes, libraries, telecom nodes, satellite dishes and signs erected with Landlord’s approval under this Lease. Landlord hereby agrees to notify Tenant as part of Landlord’s review of Tenant’s Final Construction Documents whether or not any of the tenant improvements to the Premises which Tenant will be making will be required to be removed by Tenant pursuant to this Section 6.1, provided, however, that Landlord may not require Tenant to remove the partitions, doors or other vertical elements of offices, conference rooms, break rooms, copy rooms and other general purpose office rooms, or other standard general-purpose office improvements. Landlord will consent to a space plan characterized by a high-density of private offices similar to Tenant’s preliminary plans attached hereto as Exhibit G. Notwithstanding anything to the contrary contained in this Section, Tenant shall have the right, without Landlord’s consent, to make non-structural alterations, additions or improvements that to not affect the Building Structure, Building Systems (except for Building Systems included in Tenant Improvements), the HVAC, or the Common Areas or exterior of the Building to the extent the cost of any particular alteration, addition or improvement costs less than Two Hundred Thousand Dollars ($200,000.00), excluding carpet and paint. If any work outside the Premises or any work on or adjustment to any of the Building Systems, is required in connection with or as a result of Tenant’s work, such work shall be performed at Tenant’s expense by contractors reasonably approved by Landlord. Landlord’s right to review and approve (or withhold approval of) Tenant’s plans, drawings, specifications, contractor(s) and other aspects of construction work proposed by Tenant is intended solely to protect Landlord, the Property and Landlord’s interests. NO approval or consent by Landlord shall be deemed or construed to be a representation or warranty by Landlord as to the adequacy, sufficiency, fitness or suitability thereof or compliance thereof with applicable Laws or other requirements. Except as otherwise provided in Landlord’s consent, all Alterations shall upon installation become part of the realty and be the property of Landlord.

6.2 Before making any Alterations which require Landlord’s consent, Tenant shall submit to Landlord for Landlord’s prior approval schematic drawings of the work to be performed, and the name of the contractor and all subcontractors proposed by Tenant to make the Alterations. Tenant shall reimburse Landlord within 30 days of receipt of a written invoice for all reasonable and actual out-of-pocket expenses incurred by Landlord in connection with any Alterations made by Tenant, including actual and reasonable fees charged by Landlord’s contractors or consultants to review plans and specifications prepared by Tenant and to update the existing as-built plans and specifications of the Building to reflect the Alterations, not to exceed Five Thousand Dollars ($5,000.00). Tenant shall obtain all applicable permits, authorizations and governmental approvals and deliver copies of the same to Landlord before commencement of any Alterations.

6.3 Tenant shall keep the Premises and the Property free and clear of all liens arising out of any work performed, materials furnished or obligations incurred by Tenant. If any such lien attaches to the Premises or the Property, and Tenant does not cause the same to be released by payment, bonding or otherwise within ten (10) business days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released, and any sums expended by Landlord in connection therewith shall be payable by Tenant within 30 days after receipt of written invoice with interest thereon from the date of expenditure by Landlord at the Interest Rate (as defined in Section 16.2-Interest). Tenant shall give Landlord at least ten (10) days notice prior to the commencement of any Alterations and cooperate with Landlord in posting and maintaining notices of non-responsibility in connection therewith.

6.4 Subject to the provisions of Section 5- Use and Compliance with Laws and the foregoing provisions of this Section, Tenant may install and maintain furnishings, equipment, movable partitions, business equipment and other trade fixtures (“Trade Fixtures”) in the Premises, provided that the Trade Fixtures do not become and integral part of the Premises or the Building. Tenant shall promptly repair any damage to the Premises or the Building caused by any installation or removal of such Trade Fixtures.

7.               MAINTENANCE AND REPAIRS.

7.1 By taking possession of the Premises Tenant agrees that the Premises are then in a good and tenantable condition, subject to latent defects of which Tenant must notify Landlord in writing within one (1) year after the delivery of the Premises affected by the defect to Tenant, except for latent structural defects of which Tenant must notify Landlord within 10 years after such date. During the Term, Tenant at Tenant’s expense but under the direction of Landlord, shall repair and maintain the Premises, including the interior walls, floor coverings, ceiling (ceiling tiles and grid), Tenant Improvements, Alterations, fire extinguishers, outlets and fixtures, and any appliances (including dishwashers, hot water heaters and garbage disposers) in the Premises, in a condition customary for well managed, high quality office buildings in San Francisco and keep the Premises in a clean, safe and orderly condition.

7.2 Landlord shall maintain or cause to be maintained in a manner customary for well managed, high quality office buildings in San Francisco, the structural portions of the roof and roof membrane, foundations, floors and exterior walls of the Building, the Building Systems (except for Building Systems included in the Tenant Improvements), and the public and common areas of the Property, such as elevators, stairs, corridors and public restrooms; provided, however, that Tenant shall pay the cost of repairs for damaged occasioned by Tenant’s use of the Premises or the Property (other than normal wear and tear and damage for which Landlord carries insurance) or any negligent act or omission of Tenant or Tenant’s Representatives or Visitors. Landlord shall be under no obligation to inspect the Premises. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair. Landlord shall be responsible for latent defects not discovered by Tenant through the normal course of inspection. As a material part of the consideration for this Lease, Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Sections 1932(1), 1941 and 1942, that allows a tenant to make repairs at its landlord’s expense. In the event that Landlord defaults under its obligations under this Lease, Tenant shall promptly notify Landlord in writing of such default and Landlord shall have thirty (30) days within which to cure such default (or if such default is not capable of being cured within such time, Landlord shall diligently proceed to cure such default). In the even that Landlord does not cure the default within such 30-day period or does not diligently proceed to cure such default if such default is not capable of being cured within such 30-day period, Tenant shall have the right to cure such default on Landlord’s behalf and Landlord shall promptly reimburse Tenant for all reasonable, out-of-pocket expenses incurred by Tenant in connection with such cure.

7.3 Provided that Landlord’s activities do not materially and adversely affect Tenant’s use of the Premises or the common areas of the Building during normal business hours on business days, Landlord hereby reserves the right, at any time and from time to time, without liability to Tenant, and without constituting an eviction, constructive or otherwise, or entitling Tenant to any abatement of rent or to terminate this Lease or otherwise releasing Tenant from any of Tenant’s obligations under this Lease:

(a) To make alterations, additions, repairs, improvements to or in the Building;

(b) To change the Building’s name or street address, subject to the terms of Section 35.2 hereof;

(c) To install and maintain any and all signs on the exterior and interior of the Building, subject to Tenant’s rights under Section 35(Signage) hereof; and

(d)         If any governmental authority promulgates or revises any Law or imposes mandatory or voluntary controls or guidelines on Landlord or the Property relating to the use of conservation of energy or utilities or the reduction of automobile or other emissions or reduction or management of traffic or parking on the Property (collectively “Controls”), to comply with such Controls, if mandatory, or make any alterations to the Property related thereto.

8.               TENANT’S TAXES. “Tenant’s Taxes” shall mean (a) all taxes, assessments, license fees and other governmental charger or impositions levied or assessed against or with respect to Tenant’s personal property or Trade Fixtures in the Premises, whether any such imposition is levied directly against Tenant or levied again Landlord or the Property, (b) all actual rental, excise, sales or transaction privilege taxes arising out of this Lease (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources) imposed by any taxing authority upon Landlord or upon Landlord’s receipt of any rent payable by Tenant pursuant to the terms of this Lease (“Rental Tax”), and (c) any increase in Taxes attributable to inclusion of a value placed on Tenant’s personal property, Trade Fixtures or Alterations. Tenant shall pay any Rental Tax to Landlord in addition to and at the same time as Base Rent is payable under this Lease, and shall pay all other Tenant’s Taxes before delinquency (and, at Landlord’s request, shall furnish Landlord satisfactory evidence thereof). If Landlord pays Tenant’s Taxes or any portion thereof, Tenant shall reimburse Landlord within 30 days after receipt of written invoice for the amount of such payment, together with interest at the Interest Rate from the date of Landlord’s payment to the date of Tenant’s reimbursement; provided, however, Landlord shall not pay Tenant’s Taxes prior to delinquency and Landlord shall notify Tenant in writing ten (10) days in advance of its intent to pay Tenant’s Taxes.

9.               UTILITIES AND SERVICES.

9.1 Description of Services. Landlord shall furnish to the Premises electricity, hot and cold water, passenger and freight elevator service and heat, ventilation and air conditioning in accordance with the Base Building description attached as Exhibit F-1. All such services/utilities shall be separately metered to the Premises, as provided in Section 9.2(b) below, and Tenant shall pay directly all such costs relating thereto as provided below. Landlord and Tenant acknowledge and agree that Tenant shall provide and contract for its own janitorial services to the Premises, at Tenant’s sole cost and expense, which janitorial services shall be comparable in quality and services to other janitorial services rendered in other first class office buildings.

9.2 Payment for Additional Utilities and Services.

(a) If the temperature otherwise maintained in any portion of the Premises by the HVAC systems of the Building is affected as a result of (i) any lights, machines or equipment used by Tenant in the premises other than reasonable and customary numbers and types of general office equipment customarily used in the conduct of general office activities, or (ii) the occupancy of the Premises by more than one person per 150 square feet of rentable area, then Landlord shall have the right, in consultation with Tenant, to install any machinery or equipment reasonably necessary to restore the temperature, including modifications to the standard air-conditioning equipment. The reasonable cost of any such equipment and modifications, including the reasonable cost of installation and any additional cost of operation and maintenance of the same, shall be paid by Tenant to Landlord within thirty (30) days after Landlord’s written request therefore.

(b) As part of the Tenant Improvements, Tenant shall separately meter or submeter the consumption of all utilities to the Premises and Tenant hereby agrees to pay, in the case of those utilities which are separately metered, all utilities charges, as and when due and payable, to the utility provider and in the case of those utilities which are separately submetered, to pay to Landlord, when invoiced by Landlord, all changes associated with such submetered utilities.

9.3 Interruption of Services. In the event of an interruption in, or failure or inability, to provide any of the services or utilities described in Section 9.1- “Description of Services” (a “Service Failure”), such Service Failure shall not regardless of its duration, constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability of consequential damages or loss of business by Tenant or, except as provided herein, entitle Tenant to an abatement of rent or to terminate this Lease.

(a) If any Service Failure not caused by Tenant or its Representatives prevents Tenant from reasonably using a material portion of the Premises and Tenant in fact ceases to use such portion of the Premises, Tenant shall be entitled to an abatement of Base Rent and Additional Rent with respect to the portion of the Premises that Tenant is prevented from using by reason of such Service Failure in the following circumstances: (i) if Landlord fails to commence reasonable efforts to remedy the Service Failure within two (2) Business Days following the occurrence of the Service Failure or fails thereafter to pursue diligently reasonable action to remedy the Service Failure, the abatement of rent shall commence the next business day following the Service Failure and continue for the balance of the period during with Tenant is so prevented from using such portion of the Premises; and (ii) if the Service Failure in all events is not remedied within ten (10) days following the occurrence of the Service Failure and Tenant in fact does not use such portion of the Premises for an uninterrupted period of ten (10) days or more by reason of such Service Failure, the abatement of rent shall commence no later than the eleventh (11th) day following the occurrence of the Service Failure and continue for the balance of the period during which Tenant is so prevented from using such portion of the Premises.

(b) If a Service Failure is caused by Tenant or its Representatives, Landlord shall nonetheless remedy the Service Failure, at the expense of Tenant, pursuant to Landlord’s maintenance and repair obligations under Section 7- “Maintenance and Repair” or Section 12.1- “Landlord’s Duty to Repair,” as the case may be, but Tenant shall not be entitled to an abatement of rent or to terminate this Lease as a result of any such Service Failure.

(c) Notwithstanding Tenant’s entitlement to rent abatement under the preceding provisions, Tenant shall continue to pay Tenant’s then current rent until such time as Landlord and Tenant agree on the amount of the rent abatement, If Landlord and Tenant are unable to agree on the amount of such abatement within ten (10) Business Days of the date they commence negotiations regarding the abatement, then either party may submit the matter to binding arbitration pursuant to sections 1280 et seq. of the California Code of Civil Procedure.

(d) In addition to the foregoing provisions, if there is a Service Failure not caused by Tenant or its Representatives and such Service Failure prevents Tenant from conducting its business in the Premises in the manner in which Tenant intends to conduct such business, and

(i) Landlord fails to commence reasonable efforts to remedy the Service Failure within ten (10) days following the occurrence of the Service Failure and thereafter use reasonably diligent efforts to remedy the Service Failure, or (ii) the Service Failure in all events is not remediated within four (4) months following its occurrence and Tenant in fact does not substantially conduct its business in the Premises in the manner in which Tenant intends to conduct business for an uninterrupted period of four (4) months or more, Tenant shall have the right to terminate this Lease by written notice delivered to Landlord within ten (10) Business Days following the event described in clauses (i) or (ii) above giving rise to the right to terminate.

(e) Where the cause of a Service Failure is within the control of a public utility or other public or quasi-public entity outside Landlord’s control, written notification to such utility or entity of the Service Failure and request to remedy the failure shall constitute “reasonable efforts” by Landlord to remedy the Service Failure.

(f) Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to such interruption, failure or inability.

9.4 Tenant’s Access. Landlord shall provide Tenant access to the vertical and horizontal raceways in the Building to permit Tenant to install Tenant’s utility and/or telecommunication lines separately or in common with other building lines. Tenant shall also be permitted reasonable access to roof of the Building to install, maintain and replace satellite dishes and/or other telecommunications equipment installed pursuant to Section 37 (Telecommunications Equipment) hereof.

10.         EXCULPATION AND INDEMNIFICATION.

10.1                           Landlord’s Liability to Tenant.  Landlord shall not be liable to Tenant for any loss, injury or other damage to any person or property (including Tenant or Tenant’s property) in or about the Premises or the Property from any cause (including defects in the Property or in any equipment in the Property; fire, explosion or other casualty; bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or washstands in, above, or about the Premises or the Property; or acts of other tenants in the Property), and Tenant hereby waives all claims against Landlord for any such loss, injury or damage and the cost and expense of defending against claims relating thereto, except such loss, injury or damage to the extent caused by Landlord’s negligence or willful misconduct; provided, however, that Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any claims, actions, liabilities, damages, costs or expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (“Claims”) asserted by third parties against Tenant for such loss, injury or damages, to the extent the same are caused by the willful or negligent acts or omissions of Landlord or its authorized representatives. Notwithstanding any other provision of this Lease to the contrary, however, in no event shall Landlord be liable to Tenant for any punitive or consequential damages or damages for loss of business by Tenant.

10.2                           Tenant’s Indemnification of Landlord.  Tenant shall indemnify, protect, defend and hold harmless Landlord from and against Claims to the extent arising from (a) the acts or omissions of Tenant of Tenant’s Representatives or Visitors in or about the Property, or (b) any construction or other work undertaken by Tenant on the Premises (including any design defects), or (c) any breach or default under this Lease by Tenant, excepting only Claims to the extent they are caused by the negligent or willful acts or omissions of Landlord or its authorized representatives. Notwithstanding any other provision of this Lease to the contrary, in no event shall tenant be liable to Landlord for any punitive or consequential damages, and Tenant and Landlord agree and understand that Landlord’s remedies set forth in Section 15.2 (Remedies) hereof constitute actual, not consequential, damages.

10.3                           Survival. The obligations of the parties under this Section 10 shall survive the expiration or termination of this Lease.

11                                    INSURANCE

11.1                           Tenant’s Insurance.

(a)          Tenant shall maintain in full force throughout the Term, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Two Million Dollars ($2,000,000.00) each occurrence for bodily injury and property damage combined, and Five Million Dollars ($5,000,000.00) annual general aggregate and Two Million Dollars ($2,000,000.00) products and completed operations annual aggregate. Tenant’s liability insurance policy or policies shall; (i) include premises and operations liability coverage, broad form property damage coverage including completed operations, blanket contractual liability coverage including, to the maximum extent possible, coverage for the indemnification obligations of Tenant under this Lease and personal and advertising injury coverage; (ii) provide that the insurance company pas the duty to defend all insured’s under the policy; (iii) provide that defense costs are paid in addition to and do not deplete any of the policy limits; (iv) cover liabilities arising out of or incurred in connection with Tenant’s use or occupancy of the Premises or the Property; and (v) extend coverage to cover liability for the actions of Tenant’s Representatives and Visitors.

(b)         Tenant shall at all time maintain in effect with respect to any Alterations and Tenant’s Trade Fixtures and personal property, commercial property insurance providing coverage, on an “all risk” or “special form” basis, in an amount equal to at least 90% of the full replacement cost of the covered property. Tenant may carry, such insurance under a blanket policy, provided that such policy provides coverage equivalent to a separate policy. During the Term, the proceeds from any such policies of insurance shall be used for the repair or replacement of the Alterations, Trade Fixtures and personal property so insured. Landlord will have no obligation to carry insurance on any Alterations or on Tenant’s Trade Fixtures or personal property.

(c)          Each policy of insurance required under this Section shall: (ii) be maintained at Tenant’s sole cost and expense, and (iii) require at least thirty (30) days’ written notice to Landlord prior to any cancellation or nonrenewal of insurance coverage. Insurance companies issuing such policies shall have rating classifications of “A” or better and financial size category ratings of “X” or better according to the latest edition of the A.M. Best Key Rating Guide. All insurance companies issuing such policies shall be license to do business in the state where the Property is located. Tenant shall provide to Landlord, upon Landlord’s written request, evidence that the insurance required to be carried by Tenant pursuant to this Section, is in full force and effect.

(d)         [Intentionally Omitted].

(e)          Each policy of liability insurance required by this Section shall: (i) contain a cross liability endorsement or separation of insured’s clause; (ii) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; and (iii) provide that it is primary to and not contributing with, any policy of insurance carried by Landlord covering the same loss.

(f)            Prior to occupancy of the Premises by Tenant, and not less than thirty (30) days prior to expiration of any policy thereafter, Tenant shall furnish to

Landlord a certificate of insurance reflecting that the insurance required by this Section is in force.

(g)         All or any portion of the insurance coverages Tenant is required to maintain under this Lease may be maintained under a program of Tenant self-insurance or under policies that include self-insurance retentions or deductibles larger than those typically carried by similarly situated tenants. Before the Commencement Date, Tenant shall advise Landlord of the self-insurance program, specifying limits and amounts of umbrella coverage and self-insured retentions, or deductibles. Landlord is considered to consent to such self-insurance program as long as it is effective and Tenant’s net worth and current assets exceed $250,000,000 and $250,000,000 respectively.

11.2                           Landlord’s Insurance. At all times during the Term, Landlord shall maintain in effect insurance on the Building with responsible insurers, on an “all risk” or “special form” basis, insuring the Building and the Tenant Improvements in an amount equal to at least 90% of the replacement cost thereof, excluding land, foundations, footings and underground installations, together with insurance against sprinkler damager, vandalism and malicious mischief. In addition, Landlord shall maintain during the Term of this Lease commercial general liability insurance on an occurrence form basis with limits of Two Million Dollars ($2,000,000.00) each occurrence for bodily injury and property damage combined and Three Million Dollars ($3,000,000.00) annual general aggregate. The insurers shall be authorized to do business in the State of California and the policies of insurance with respect to property loss or damage by fire or other casualty shall contain a waiver or subrogation. Landlord may, but shall not be obligated to, carry insurance against additional perils and/or in greater amounts.

11.3                           Property Insurance-Waiver of Subrogation. Landlord and Tenant each hereby waive any right of recovery against the other and the partners, members, shareholders, officers, directors and authorized representatives of the other for any loss or damage that is covered by any policy of property insurance maintained by either party (or required by this Lease to be maintained) with respect to the Premises or the Property or any operation therein. If any such policy of insurance relating to this Lease or to the Premises or the Property does not permit the foregoing waiver or if the coverage under any such policy would be invalidated as a result of such waiver, the party maintaining such policy shall obtain from the insurer under such policy a waiver of all rights of recovery, by way of subrogation against either party in connection with any claim, loss or damage covered by such policy.

12.         DAMAGE OR DESTRUCTION.

12.1 Landlord’s Duty to Repair.

(a) If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Property from fire or other casualty then, unless either party is entitled to and elect to terminate this Lease pursuant to Sections 12.1- Landlord’s Right to Terminate and 12.3- Tenant’s Right to Terminate. Landlord shall, at its expense, use reasonable efforts to repair and restore the Premises and/or the Property, as the case may be, to substantially their former condition to the extent permitted by then applicable Laws; provided, however, that in no event shall Landlord have any obligation for repair or restoration beyond the extent of insurance process payable to Landlord for such repair or restoration, or for any of Tenant’s personal property, Trade Fixtures or Alterations.

(b) If Landlord is required or elects to repair damage to the Premises and/or the Property, this Lease shall continue in effect, but Tenant’s Base Rent and Additional Rent from the date of this casualty through the date of substantial completion of the repair shall be abated with regard to any portion of the Premises that Tenant is prevented from using by reason of such damage or its repair. In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising form fire or other casualty or by reason of any repairs to any part of the Property necessitated by such casualty.

12.2 Landlord’s Right to Terminate. Landlord may elect to terminate this Lease following damage by fire or other casualty under the following circumstances:

(a) If, in the reasonable judgment of Landlord, the Premises and the Property cannot be substantially repaired and restored under applicable Laws or as a result of a dispute with Landlord’s insurer or Mortgagee within one (1) year from the date of the casualty;

(b) If the Building is damaged or destroyed to the extent that, in the reasonable judgment of Landlord, the cost to repair and restore the Building would exceed twenty-five percent (25%) of the full replacement cost of the Building, whether or not the premises are at all damaged or destroyed; or

(c) If the fire or other casualty occurs during the last year of the Term or, if an Extension Option has been exercised, during the last year of the applicable Extension Period.

If any of the circumstances described in subparagraphs (a), (b) or (c) of this Section 12.2 occur or arise, Landlord shall notify Tenant in writing of that fact within ninety (90) days after the date of the casualty (such 90 day period plus any applicable 30 day period set forth in Section 12.3(b) hereof shall be referred to herein as the “Lease Status Period”) and in such notice Landlord shall also advise Tenant whether Landlord has elected to terminate this Lease as provided above. Landlord may elect to terminate this Lease in accordance with this Section 12.2 to the extent it also terminates all other lease within the Building. If other buildings in the Project are similarly damaged and destroyed at the same time that the Building is damaged and destroyed and Landlord owns and controls suck other buildings, then Landlord may elect to terminate this Lease (i) only to the extern it also terminates the leases in such other building(s), and (ii) if Tenant lease space in such other building(s), Landlord also terminates such other lease(s).

12.3 Tenant’s Right to Terminate. If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Property from fire or other casualty, then Tenant may elect to terminate this Lease under the following circumstances:

(a) Where Landlord either (i) fails to apply for any permits required for such repair and restoration within thirty (30) days following the expiration of the Lease Status Period (without either party, terminating this Lease) or Landlord thereafter fails to proceed to diligently pursue reasonable efforts to obtain such perm its, or (ii) has failed to commence such repair or restoration within thirty (30) days after issuance of required permits and approvals or, in any case, one hundred fifty (150) days after the damage or destruction, or (iii) has so commenced such repair or restoration and thereafter fails to diligently pursue reasonable efforts to complete such repair or restoration, which failure has continued for a continuous period of at least thirty (30) days or the aggregate of such failures exceed thirty (30) business days; provided, however, that if Landlord shall be delayed in pursing and completing such repair or restoration by reason of any Force Majeure Events, then such one hundred fifty (150) and thirty (30) day periods shall be extended for the period of time (not to exceed in the aggregate three hundred (300) days) equal to the period of the delay. In such an event, Tenant may elect to terminate this Lease by notice given to Landlord within twenty (20) Business Days after such one hundred fifty (150) or thirty (30) day periods as such periods may have been extended pursuant to the preceding sentence, effective as of the end of the next calendar month after Landlord’s receipt of such notice.

(b) In the circumstance described in Subsections 12.2(a), (b), and (c) above; in which event Tenant may elect to terminate this Lease by giving Landlord notice of such election to terminate within thirty (30) days after Landlord’s notice to Tenant pursuant to Section 12.2-Landlord’s Right to Terminate.

12.4 Waiver. Landlord and Tenant each hereby waive the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future Law permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in Sections 12.2-Landlord’s Right to Terminate and 12.3- Tenant’s Right to Terminate.

13. CONDEMNATION.

13.1 (a) “Award” shall mean all compensation, sums, or anything of value awarded, paid or received on a total or partial Condemnation.

(b) “Condemnation” shall mean (i) a permanent taking (or a temporary taking for a period extending beyond the end of the Term) pursuant to the exercise of the power of condemnation or eminent domain by any public or quasi-public authority, private corporation or individual having such power (“Condemner”), whether by legal proceedings or otherwise, or (ii) a voluntary sale or transfer by Landlord to any such authority, either under threat of condemnation or while legal proceedings for condemnation are pending.

(c) “Date of Condemnation” shall mean the earlier of the date that title to the property, taken is vested in the Condemner or the date the Condemner has the right to possession of the property being condemned.

13.2 Effect on Lease.

(a) If the Premises are totally taken by Condemnation, this Lease shall terminate as of the Date of Condemnation. If a portion but not all of the Premises is taken by Condemnation, this Lease shall remain in effect; provided, however, that if the portion of the Premises remaining after the Condemnation will be unsuitable for Tenant’s continued use, then upon notice to Landlord within thirty (30) days after Landlord notifies Tenant of the Condemnation, Tenant may terminate this Lease effective as of the Date of Condemnation.

(b) If twenty-five percent (25%) or more of the Land or of the floor area in the Building is taken by Condemnation, or if as a result of any Condemnation the Building is no longer reasonably suitable for use as an office building, whether or not any portion of the Premises is taken, Landlord may elect to terminate this Lease, effective as of the Date of Condemnation, by notice to Tenant within thirty (30) days after the Date of Condemnation.

(c) If all or a portion of the Premises is temporarily taken by a Condemner for a period not extending beyond the end of the Term or exceeding 180 days, this Lease shall remain in full force and effect.

13.3 Restoration. If this Lease is not terminated as provided in Section 13.2- Effect on Lease, Landlord, at its expense, shall diligently proceed to repair and resolve the Premises to substantially its former condition (to the extent permitted by then applicable Laws) and/or repair and restore the Building to an architecturally complete office building; provided, however, that Landlord’s obligation to so repair and restore shall be limited to the amount of any Award paid to Landlord and not required to be paid to any Mortgagee (as defined in Section 20.2 below). In no event shall Landlord have any obligation to repair or replace any improvements in the Premises beyond the amount of any Award paid to Landlord for such repair or to repair or replace any of Tenant’s personal property, Trade Fixtures, or Alterations.

13.4 Abatement and Reduction of Rent. If any portion of the Premises is taken in a Condemnation or is rendered permanently untenantable by repairs necessitated by the Condemnation, and this Lease is not terminated, the Base Rent and Additional Rent payable under this Lease shall be proportionally reduced as of the Date of Condemnation based upon the percentage of rentable square feet in the Premises so taken or rendered permanently untenantable. In addition, if this Lease remains in effect following a Condemnation and Landlord proceeds to repair and restore the Premises, the Base Rent and Additional Rent payable under this Lease shall be abated during the period of such repair or restoration to the extent such repairs prevent Tenant’s use of the Premises.

13.5 Awards. Any Award made shall be paid to Landlord, and Tenant hereby assigns to Landlord, and waives all interest in or claim to, any such Award, including any claim for the value of the unexpired Term; provided, however, that Tenant shall be entitled to receive, or to prosecute a separate claim for, an Award for a temporary taking of the Premises or a portion thereof by a Condemner where this Lease is not terminated (to the extent such Award relates to the unexpired Term), or an Award or portion thereof separately designated for relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, Trade Fixtures or Alterations.

13.6 Waiver. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Laws allowing either party to petition for a termination of this Lease upon a partial taking of the Premises and/or the Property.

14. ASSIGNMENT AND SUBLETTING.

14.1       Landlord’s Consent Required. Tenant shall not assign, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, or sublet or license, or in any other manner transfer all or any part of Tenant’s interest under this Lease (each and all a “Transfer”), without the prior written consent of Landlord, which (subject to the other provisions of this Section 14) shall not be unreasonably withheld, conditioned or delayed. If Tenant is a non-publicly traded corporation, any sale or other transfer, including any consolidation, merger or reorganizations, of the majority of the voting stock of Tenant issued and outstanding at any given time during the Term of this Lease or any sale or other transfer of a majority of the partnership interest in Tenant, if Tenant is a partnership, shall constitute an assignment for purposes of this Lease. Notwithstanding anything to the contrary contained in this Lease, Tenant may assign this Lease or may sublet the Premises without Landlord’s consent for any use permitted under this Lease, without Landlord’s consent, to any corporation or other entity which controls, is controlled by, or is under common control with Tenant, or to any corporation or other entity resulting from a merger, reorganization or consolidation with Tenant, or to any person or entity which acquires controlling interest in Tenant’s stock or substantially all of the assets of Tenant as going concern (collectively, an “Affiliate”), provided that the Affiliate assumes in writing all of Tenant’s obligations under this Lease and that Tenant gives Landlord such reasonable information as Landlord shall reasonably request regarding the Affiliate. Notwithstanding any provision in this Lease to the contrary, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber all or any portion of Tenant’s interest under this Lease.

14.2       Reasonable Consent.

(a)          If Tenant complies with the following conditions, Landlord shall not unreasonably withhold its consent to the subletting of the Premises or any portion thereof or the assignment of this Lease. Prior to any proposed Transfer, Tenant shall submit in writing to Landlord (i) the name and legal composition of the proposed assignee, subtenant, user or other transferee (each a “Transferee”); (ii) the nature of the business proposed to be carried on in the Premises; (iii) a current balance sheet, income statements for the last two years and such other reasonable financial and other publicly available information concerning the proposed Transferee as Landlord may reasonably request; and (iv) a copy of the proposed assignment, sublease or other agreement governing the proposed Transfer. Within ten (10) days after Landlord receives all such information it shall notify Tenant whether it approves or disapproves such Transfer.

(b)         The parties hereto agree and acknowledge that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold consent where (i) the proposed Transferee does not intent itself to occupy the entire portion of the Premises assigned or sublet, (ii) Landlord reasonably disapproves of the character of the business to be conducted by the Transferee at the Premises, or (iii) the Transferee is a governmental agency or unit or an existing tenant in the project (unless such existing tenant’s space needs cannot be accommodated in the Project, which case Tenant may sublease to such existing tenant, subject to the other terms and conditions of this Lease). Landlord and Tenant agree that Tenant may utilize the services or brokers to sublease or assign under this Lease.

14.3       Excess Consideration. If Landlord consents to the Transfer, Tenant shall pay to Landlord as additional rent, within thirty (30) days after receipt by Tenant, fifty percent (50%) of any net consideration paid by the Transferee for the Transfer, including, in the case of a sublease, the excess of the rent and other consideration payable by the subtenant over the amount of Base Rent and Additional Rent payable hereunder applicable to the subleased space after reimbursement to Tenant of all costs of the Transfer, including, but not limited to, brokerage commissions, the cost of any improvements made in connection with the Transfer, and attorneys’’ fees. All costs paid by Tenant in connection with the Transfer shall be deducted as of the effective date of the Transfer.

14.4       No Release Of Tenant. No consent by Landlord to any Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent, assignment, subletting or other Transfer. Each Transferee shall be jointly and severally liable with Tenant (and Tenant shall be jointly and severally liable with each Transferee) for the payment of rent (or, in the case of all sublease, rent in the amount set forth in the Sublease) and for the performance of all other terms and provisions of this Lease applicable to the space transferred. The consent by Landlord to any Transfer shall not relieve Tenant or any such Transferee from the obligation to obtain Landlord’s express prior written consent to any subsequent Transfer by Tenant or any Transferee. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be consent to any Transfer.

14.5       Expenses and Attorneys Fees. Tenant shall pay to Landlord within 30 days after receipt of written invoice all actual third-party costs and expenses (including reasonable attorneys’ fees) incurred by Landlord in connection with reviewing or consenting to any proposed Transfer (including any request for consent to, or any waiver of Landlord’s rights in connection with, any security interest in any of Tenant’s property that the Premises) not to exceed one thousand dollars ($1,000.00).

14.6       Effectiveness of Transfer. Prior to the date on which any permitted Transfer (whether or not requiring Landlord’s consent) becomes effective, Tenant shall deliver to Landlord a counterpart of the fully executed Transfer document and Landlord’s standard form of Consent to Assignment or Consent to Sublease executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such instrument shall not release or discharge the Transferee from liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminated all or any existing sublease or operate as an assignment to Landlord of any or all of such subleases.

14.7       Landlord’s Rights to Terminate. Notwithstanding any of the above provisions of this Section to the contrary, if Tenant notifies Landlord that it desires to enter into a Transfer and if such Transfer (taken separately or in conjunction with previous Transfers) involve either (i) an assignment of the Lease or (ii) a sublease of all the Premises or a Material Portion of the Premises for all or substantially all of the remaining Term of this Lease, then Landlord, in lieu of consenting to such Transfer may elect (x) in the case of an assignment or a sublease of the entire Premises to terminate this Lease, or (y) in the case of a sublease of less than the entire Premises, to terminate this Lease as it relates to the space proposed to be subleased by Tenant. In such event, this Lease will terminate (or the space proposed to be subleased will be removed from the Premises subject to other terms of this Lease) and the Base Rent and Tenant’s Share under this Lease shall be proportionately reduced on the date the Transfer was proposed to be effective, and the Landlord may lease such space to any party, including the prospective Transferee identified by Tenant. The term “Material Portion” shall mean fifty percent (50%) of the then current Premises leased by Tenant hereunder, either individually or when taken together with previous sublet proportions of the Premises during the initial Term of this Lease, and any portion of the then current Premises during any Extension Term, Landlord shall reimburse Tenant for all reasonable, out-out-pockets costs of Tenant related to any proposed Transfer if Landlord elects to recapture such space. Landlord’s recapture right shall not apply to any assignments or subleases to an Affiliate of Tenant.

14.8       Assignment of Sublease Rights. Tenant hereby absolutely and irrevocably assigns to Landlord any and all rights to receive rent and other consideration from any sublease and agrees that Landlord, as assignee or as attorney-in-fact for Tenant for purposes hereof, or a receiver for Tenant appointed on Landlord’s application may (but shall not be obligated to) collect such rents and other consideration and apply the same toward Tenant’s obligations to Landlord under this Lease; provided, however, that Landlord grants to Tenant at all times prior to occurrence of any Event of Default by Tenant a revocable license to collect such rents (which license shall automatically and without notice be and be deemed to have been revoked and terminated immediately upon any Event of Default).

15.         DEFAULT AND REMEDIES.

15.1 Events of Default. The occurrence of any of the following shall constitute an “event of Default” by Tenant if remaining uncured after the expiration of any applicable cure periods:

(a) Tenant fails to make any regularly scheduled payment of rent when due if payment in full is not received by Landlord within five (5) days after written notice that it is due. With respect to any non regularly scheduled payment of Rent, if Tenant fails to make any payment of such rent within thirty (30) days after written notice to Tenant.

(b) Tenant violates the restrictions on Transfer set forth in Section 14-Assignment and Subletting.

(c) Tenant ceases doing business as a going concern; makes an assignment for the benefit of creditors; is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any under any state or federal bankruptcy or other statute, law or regulation affecting the creditors’ rights; all or substantially all of Tenant’s assets are subject to judicial seizure or attachment and are not released within 30 days, or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets.

(d) Tenant fails, within ninety (90) days after the commencement of any proceedings against Tenant seeking relief under any state or federal bankruptcy or other statue, law or regulation affecting creditors’ rights, to have such proceedings dismissed, or Tenant fails, within ninety (90) days after an appointment, without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated.

(e) Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (d) above, and does not fully cure such failure within thirty (30) days after notice to Tenant or, if such failure cannot be cured within such thirty (30)-day period, Tenant fails within such thirty (30)-day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible.

15.2 Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following remedies, which shall not be exclusive bust shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

(a) Landlord may terminate Tenant’s right to possession of the premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including reentry into the Premises, efforts to relet the Premise, reletting of the Premises for Tenant’s account, storage of Tenant’s personal property and Trade Fixtures, acceptance of keys to the Premises from Tenant or exercise of any other rights and remedies under this Section, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a terminating on this Lease or of the Tenant’s right to possession of the Premises. Upon such termination in writing of Tenant’s right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 and any other applicable existing or future Law providing for recovery of damages for such breach, including the worth at the time of award of the amount by which the rent which would be payable by Tenant hereunder for the remainder of the Term after the date of the award of damages, including Additional Rent as reasonably estimated by Landlord, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%).

(b) Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

(c) Landlord may cure the Event of Default as Tenant’s expense. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum I paid or the expense is incurred until Landlord is reimbursed by Tenant.

(d) Landlord may remove all Tenants’ property from the Premises, and such property may be stored by Landlord in a public warehouse or elsewhere at the sole cost and for the account of Tenant. If Landlord does not elect to store any or all of Tenant’s property left in the Premises, Landlord may consider such property, to be abandoned by Tenant, and Landlord may thereupon dispose of such property in any manner deemed appropriate by Landlord. Any proceeds realized by Landlord on the disposal of any such property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations to Landlord under this Lease, and any balance remaining after satisfaction of all obligations of Tenant under this Lease shall be delivered to Tenant.

16.         LATE CHARGE AND INTEREST.

16.1 Late Charge. If any payment of rent is not received by Landlord within five (5) days after written notice that such amount was due, Tenant shall pay to Landlord on demand as a late charge an additional amount equal to two percent (2%) of the overdue payment. A late charge shall not be imposed more than once on any particular installment not paid when due, but imposition of a late charge on any payment not maid when due does not eliminate or supersede late charges imposed on other (prior) payments not made when due or preclude imposition of a late charge on other installments or payments not made when due. The foregoing notwithstanding, a late charge shall not be imposed on the first two late payments made in any twelve (12) month period commencing with the Commencement Date of this Lease.

16.2 Interest. In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any payment due Tenant or Landlord not paid within five (5) days after it was due shall bear interest from the date due until paid at the Prime Rate plus 2% (as published by the Bank of America, San Francisco, or its successor) per annum or the maximum lawful rate under applicable laws, whichever is less (the “Interest Rate”). Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant’s or Landlord’s default with respect to the overdue sum or prevent Tenant or Landlord from exercising any of its other rights and remedies under this Lease.

17.         WAIVER. No provisions of this Lease shall be deemed waived by Landlord or Tenant unless such waiver is in a writing signed by such party. The waiver by such party of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease. No delay pr omission on the exercise of any right or remedy upon any default shall impair such right or remedy or be constructed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any other check or accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

18.         ENTRY, INSPECTION AND CLOSURE. Upon not less than two (2) Business Days’ prior written notice to Tenant (and without notice in emergencies), Landlord and its authorized representatives may enter the Premises at all reasonable times to determine whether the Premises are in good condition, to determine whether Tenant is complying with its obligations under this Lease, to perform any maintenance or repair of the Premises or the Building that Landlord has the right or obligation to perform, to install or repair improvements for other tenants where access to the Premises is required for such installation or repair, to serve, post or keep posted any notices required or allowed under the provisions of this Lease and, at any time during the Term, to show the Premises to prospective brokers, agents, buyers, transferees, Mortgagees or, during the last twelve (12) months of the Term, to show the Premises to prospective tenants, or to do any other act or thing necessary for the safety or preservation of the Premises or the Building. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities in the Building without liability to Tenant by reason of such closure. Subject to the other terms of this Lease, Tenant shall have the right to have any agents or contractors of Landlord escorted by a representative of Tenant at all times. Landlord shall conduct its activities under this Section in a manner that will minimize inconvience to Tenant without unreasonable additional expense to Landlord. In no event shall Tenant be entitled to an abatement of rent on account of any entry by Landlord, and Landlord shall not be liable in any manner for any inconvience, loss of business or other damage to Tenant or other persons arising out of Landlord’s entry, on the Premises in accordance with this Section. No action by Landlord pursuant to this paragraph shall constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise releases Tenant from any of Tenant’s obligations under this Lease.

19.         SURRENDER AND HOLDING OVER.

19.1 Surrender. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises and all Tenant Improvements and Alterations to Landlord broom clean and in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that Tenant shall remove from the Premises all Tenant’s personal property, Trade Fixtures and Alterations that Tenant has the right or is required by Landlord to remove under the provisions of this Lease, and repair any damage caused by such removal. If such removal is not completed before the expiration or termination of the Term, Landlord shall have the right (but no obligation) to remove the same, and Tenant shall pay Landlord within thirty (30) receipt of a written invoice for all costs of removal and storage thereof. Landlord shall also have the right to retain or dispose of all or any portion of such property if Tenant does not pay all such costs and retrieve the property within ten (10) days after notice from Landlord (in which event title to all such property described in Landlord’s notice shall be transferred to and vest in Landlord). Tenant waives all Claims against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposition of any such property. Upon expiration or termination of this Lease or of Tenant’s possession, whichever is earliest, Tenant shall surrender all keys to the Premises or any other part of the Building and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

19.2 Holding Over. If Tenant (directly or through any Transferee or other successor-in-interest of Tenant) remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s continued possession shall be on the basis of a tenancy at the sufferance of Landlord. In such event, Tenant shall continue to comply with or perform all of the terms and obligations of Tenant under this Lease, expect that the monthly Base Rent during Tenant’s holding over shall be one hundred thirty-five percent (135%) of the Base Rent payable in the last full month prior to the termination hereof for the first four months following the expiration of the Term and thereafter, one hundred fifty percent (150%) of the Base Rent payable in the last full month prior to the termination hereof. Acceptance by Landlord of rent after such termination shall not constitute a renewal of this Lease; and nothing contained in this provision shall be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Premises, including (i) any rent payable by or any loss, cost, or damages claimed by any prospective tenant of the Premises, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises by reason of such failure to timely surrender the Premises.

20.         ENCUMBRANCES.

20.1 Subordination. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease pr like encumbrance affecting any part of the Property or any interest of Landlord therein which is now existing or hereafter executed or recorded (“Encumbrance”). The foregoing notwithstanding, however, as to current and future Encumbrances, Landlord shall obtain from the holder of any Encumbrance a subordination, non-disturbance and attornment agreement, reasonably acceptable to Tenant, which shall provide that the holder of the Encumbrance agrees that this Lease shall survive the termination of the Encumbrance by lapse of time, foreclosure or otherwise so long as Tenant is not in default under this Lease after the expiration of any applicable cure period and pursuant to which Tenant shall agree to attorn to such holder of the Encumbrance. Provided that the holder of the Encumbrance provides Tenant with a non-disturbance agreement as provided in the preceding sentence, Tenant shall execute and deliver to Landlord, within twenty (20) days after written request therefore by Landlord and in a form reasonably requested by Landlord, any additional documents evidencing the subordination of this Lease with respect to any such Encumbrance and the non-disturbance agreement of the holder of any such Encumbrance. If the interest of Landlord in the Property is transferred pursuant to or in lieu of proceedings for enforcement of any Encumbrance, Tenant shall immediately and automatically attorn to the new owner, and this Lease shall continue in full force and effect as a direct lease between the transferee and Tenant on the terms and conditions set forth in this Lease.

20.2 Mortgagee Protection. Tenant agrees to give any holder of any Encumbrance covering any part of the Property (“Mortgagee”), by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Mortgagee. If Landlord shall have failed to cure such default within thirty (30) days from the effective date of such notice of default, then the Mortgagee shall have an additional thirty (30) days within which to cure such default of if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including the time necessary to gain possession of the Property if necessary to effect such cure and if the default does not materially and adversely affect Tenant’s tendency), and this Lease shall not be terminated so long as such remedies are being diligently pursued.

21. ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS.

21.1 Within twenty (20) days after written request therefore, Tenant shall execute and deliver to Landlord, a certificate stating that to Tenant’s actual knowledge as of the date of the certificate, this Lease is in full force and effect, describing any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Encumbrance and stating any other information regarding the status of the Lease Landlord may reasonably request, including the Term, the monthly Base Rent, the date to which Rent has been paid, the amount of any security deposit or prepaid rent, whether to the best of the Tenant’s knowledge, Landlord is in default under the terms of the Lease, and whether Landlord has completed its construction obligations hereunder (if any). Any person or entity purchasing, acquiring an interest in or extending in financing with respect to the Property shall be entitled to rely upon any such certificate. If Tenant fails to deliver such certificate within ten (10) days after Landlord’s second written request therefore, Tenant shall be deemed to have approved and shall be bound by such estoppels certificate.

21.2 Within ten (10) days after written request therefore, but no more than once a year, Tenant shall deliver to Landlord a copy of the financial statements (including at least a year end balance sheet and a statement of profit and loss) of Tenant for each of the three most recently completed years, prepared in accordance with generally accepted accounting principles (and, if such is Tenant’s normal practice, audited by an independent certified public accountant), all then available subsequent interim statements, and such other financial information as may reasonably be requested by Landlord or required by any Mortgagee. Notwithstanding the foregoing, Landlord hereby waives the right to request such financial statements so long as the named tenant under this lease is a public corporation whose shares are traded on a nationally recognized stock market or exchange.

22.         NOTICES. Any notice, demand, request, consent or approval that either party desires or is required to give to the other party under this lease shall b in writing and shall be served personally, delivered by messenger or courier service or sent by U.S. certified mail, return receipt requested, postage prepaid, addressed to the other party at the party’s address for notices set forth in the Basic Lease Information. Notices delivered personally will be effective immediately upon receipt (or refusal of delivery or receipt); notices sent by independent messenger or courier service will be effective one (1) day after acceptance by the independent service for delivery; notices sent by mail in accordance with this Section will be effective three (3) days after mailing. Either party may change its address for notices hereunder by a notice to the other party, complying with this Section. If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Section.

23.         ATTORNEYS’ FEES.

23.1 Prevailing Party. In the event of any litigation or arbitration regarding any rights and obligations under this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees, and court costs in addition to any other relief, which may be granted. The “prevailing party” shall mean the party receiving substantially the relief desired, whether by settlement, dismissal, summary, judgment, or otherwise.

23.2 Other Litigation. If Landlord, without fault on Landlord’s part, is made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any Transferee or other occupant of the Premises or otherwise arising out of or resulting from any act or transaction of Tenant or of any such Transferee or occupant, Tenant shall hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof, and reimburse Landlord upon demand for all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in or in connection with such litigation.

24.         QUIET POSSESSION. Subject to Tenant’s full and timely performance of all of Tenant’s obligations under this Lease and subject to terms of this Lease, including Section 20-Emcumbrances, Tenant shall have the quiet possession of the Premises throughout the Term as against any personas or entities lawfully claiming by, through or under Landlord.

25.         SECURITY MEASURES [INTENTIONALLY OMITTED]

26.         FORCE MAJEURE. If Landlord is delayed, interrupted or prevented from performing any of its obligations under this Lease, including its obligations under the Work Letter (if any), and such delay, interruption or prevention is due to fire, act of God, governmental act or failure to act, unavailability of materials or any cause outside the reasonable control of Landlord, then the time for performance of the affected obligations of Landlord shall be extended for a period equivalent to the period of such delay, interruption or prevention.

27.         RULES AND REGULATIONS. Tenant shall be bound by and shall comply with the rules and regulations attached to and made a part of this Lease as Exhibit C to the extent those rules and regulations are not in conflict with the terms of this Lease, as well as any reasonable rules and regulations hereafter adopted by Landlord for all tenants of the Building, upon notice to Tenant thereof (collectively, the “Building Rules”). Landlord shall not be responsible to Tenant or to any other person for any violation of, or failure to observe, the Building Rules by any other tenant or other person.

Landlord shall not discriminate against Tenant in enforcing the rules and regulations.

28.         LANDLORD’S LIABILITY. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Building at the time in question. In the event of any conveyance and provided that the transferee of Landlord assumes in writing all of the obligations of Landlord under this lease from and after the date of such conveyance of title to the Building, then from and after the date of such conveyance, the transferor Landlord shall be relieved of all liabi8lity with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Building as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s partners or members or its on their respective partners, shareholders, members, directors, officers, or managers on account of any Landlord’s obligations or actions under this Lease.

29.         CONSENTS AND APPROVALS.

29.1 [INTENTIONALLY OMITTED]

29.2 No Liability Imposed on Landlord. The review and/or approval by Landlord of any intern or matter to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits or Addenda hereto shall not impose upon Landlord any liability for the accuracy or sufficiency of any such item or matter or the quality or sustainability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Property, and no third parties, including Tenant or the Representatives and Visitors of Tenant or any person or entity claiming by, through or under Tenant, shall have any rights as a consequence thereof.

30.         BROKERS. Each party warrants and represents to the other that in the negotiating or making of this Lease neither the representing party nor anyone acting on the representing party’s behalf has dealt with any broker or finder whatsoever who might be entitled to a fee or commission for this Lease except Jones Lang LaSalle who represented Tenant. Each party shall indemnify and hold harmless the other from any claim or claims, including costs, expenses and attorney’s fees incurred by the non-indemnifying party asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by the indemnifying party or its representatives. Tenant acknowledges that Tenant shall be solely responsible for the payment of a brokerage commission or similar fees or compensation for brokers representing Tenant. Tenant shall, however, have the right to utilize a brokerage allowanced to be provided by Landlord of up to $5.00 per rentable square foot of space in the Premises (the “Brokerage Allowance”). Tenant shall elect to receive the Brokerage Allowance, if at all, by written notice to Landlord on or before thirty (30) days after the full execution of this Lease. If and to the extent Landlord elects to utilize the Brokerage Allowance, Base Rent over the initial Term of this Lease shall be increased monthly to reflect the monthly amortized amount of such Brokerage Allowance utilized by Tenant (amortized at eleven percent 11% per annum) over the initial Term of this Lease.

31.         RELOCATION OF PREMISES [INTENTIONALLY OMITTED]

32.         ENTIRE AGREEMENT. This Lease, including the Exhibits and any Addenda attached hereto, and the documents refereed to herein, if any, constitute the entire agreement between Landlord and Tenant with respect to the leasing of space by Tenant in the Building, and supersede all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Project or this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. The submission of this Lease for examination does not constitute an option fro the Premises and this Lease shall become effective as a binding agreement only upon execution and delivery thereof by Landlord to Tenant.

33.         MISCELLANEOUS. This Lease may not be amended or modified except by a writing signed by Landlord and Tenant. Subject to Section 14-Assignment and Subletting and Section 28-Landlord’s Liability, this Lease shall be binding on and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives. The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in full force and effect. The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances. This Lease shall be constructed and interpreted in accordance with the laws (excluding conflict of laws principles) of the State in which the Building is located. The provisions of this Lease shall be constructed in accordance with the fair meaning of the language used and shall not be strictly constructed against either party. When required by the context of this Lease, the singular includes the plural. Wherever the term “including” is used in this Lease, it shall be interpreted as meaning “including, but not limited to” the matter or matters thereafter enumerated. The captions contained in this Lease are for purposes of convenience only and are not to used to interpret or construe this Lease. If more than one person or entity is identified as Tenant hereunder, the obligations of each and all of them under this Lease shall be joint and several. Time is of the essence with respect to this Lease, except as to the conditions relating to the delivery of possession of the Premises to Tenant. Neither Landlord nor Tenant shall record this Lease.

34.         AUTHORITY. If Tenant is a corporation, partnership, limited liability company or other form of business entity, each of the persons executing this Lease on behalf of Tenant warrants and represents that Tenant is a duty organized and validly existing entity that Tenant has full right and authority to enter into this Lease and that the persons signing on behalf of Tenant are authorized to do so and have the power to bind Tenant to this Lease.

35.         SIGNAGE.

35.1 Tenant shall have the right, at no additional cost to Tenant, to display its corporate identification signs in prominent locations on any lobby directory, monument signs, and at each entrance to the Premises. Provided that, and for so long as, Tenant lease and occupies (without regard to any sublease portion of the Premise) at least fifty percent (50%) of the office space in the Building, Tenant shall have the right to install and maintain, at its sole cost and expense, a parapel sign located on the roof or side of the Building and an eyebrow sign located on the first floor level of the Building. All of Tenant’s rights hereunder are subject to Tenant’s obtaining all necessary governmental approvals and permits for such signage and subject tot Landlord’s prior written approval of the design, size, color, location and all other aspects of such signage, which approval shall not be unreasonably withheld, condition or delayed. Tenant shall install and remove such signs in accordance with the provisions of Article 6 (Alterations) hereof. Tenant shall at all times, maintain all signs in good condition and repair and shall indemnify, defend and hold harmless Landlord from any demands, suits, claims, damages, costs or expenses, losses or liabilities (including reasonable attorneys’ fees and costs) arising from or associated with the installation and/or maintenance of such signs. Landlord agrees to reasonably cooperate with Tenant, at no cost to Landlord, in pursuing the necessary approvals or permits for such signs.

35.2 Landlord and Tenant acknowledge and agree that the initial name of the Project shall be “Foundry Square.” Landlord hereby agrees that if and so long as Tenant leases and occupies more than fifty percent (50%) of all of the office space in the Project, then Landlord shall not have the right to change the name of the Project to the name of any other tenant in the Project. Further, if Tenant leases and occupies all of the office space in at least three (3) buildings of the Project, Tenant shall have the right to change the name of the Project to a name which may include the words “Sun Microsystems” or other words selected by Tenant, subject to Landlord’s reasonable approval.

35.3 Tenant’s right under this Section 35 shall be personal to Tenant and if Tenant requests any assignment of this Lease (except to an Affiliate), Tenant’s rights under this Section shall not be transferable to assignable without the express prior written consent of Landlord, which consent may be granted, withheld or conditioned in Landlord’s sole and absolute discretion.

36.         TELECOMMUNICATIONS EQUIPMENT. Tenant shall have the non-exclusive right to install at its sole cost and expense, satellite dishes on the roof of the Building at a location reasonably acceptable to Landlord. Tenant shall install and remove such telecom node and satellite dish in accordance with the provisions of Article 6 (Alterations) hereof. Tenant’s rights to install a satellite dish are and shall be non exclusive. Prior to any such installation (or relocation) of any satellite dish by Tenant, Tenant shall furnish detailed plans and specifications for the installation, including the proposed location and method of attachment, to Landlord for approval, which approval shall not be unreasonably withheld, conditioned or delayed. Any such installation shall be attractively screened as may be required by Landlord or applicable governmental requirements. Landlord may require use of a non-penetrating roof mount. If reasonably requested by Landlord, a roofing company acceptable to Landlord shall at Tenant’s expenses install an appropriate base upon which Tenant’s instillation shall be mounted. All aspects and phases of Tenant’s installation, including any antenna or camera and any associated electronic or other equipment, wiring, conduit, roof mount and, base, shall at all times be subject to supervision and approval by Landlord and Landlord’s consultants., which consent shall not be unreasonably withheld, conditioned or delayed. All approval and supervision rights of Landlord are intended solely to protect Landlord’s interests; Landlord shall have no obligation to Tenant to exercise any such power of supervision or approval. Tenant shall be responsible for procuring prior to any installation and maintaining in force at all times thereafter any and all consents, approvals, licenses and permits as may be required for the lawful installation, use and operation of Tenant’s system. Landlord makes no warranties or representations as to the permissibility of any such installation by Tenant. All costs and expenses incurred in connection with any such installation or proposed installation by Tenant, including any reasonably necessary costs or expenses incurred in good faith by Landlord in connection with review or supervision thereof, shall be borne by Tenant (and Tenant shall within thirty (30) days after demand from Landlord pay or reimburse Landlord for such costs and expenses). Tenant shall be permitted access to the area on the roof where any such installation may be made as necessary for the installation and maintenance thereof. Tenant shall at all times and at Tenant’s sole expense be responsible for proper maintenance of any such installation and all governmental permits and approvals required in connection therewith (including compliance with any and all conditions attached thereto). Any such installation and the roof area on which it is located shall be deemed to be part of the Premises for purposes of Tenant’s insurance and indemnification obligations under this Lease. Tenant may at any time, and shall at expiration or earlier termination of the Term, if so requested by Landlord, remove Tenant’s satellite dish, restore the building to the condition existing prior to Tenant’s satellite dish, and repair any damage caused by Tenant’s installation or removal of Tenant’s satellite dish.

37.         ARBRITRATION. IN the event of any bona fide dispute between Landlord and Tenant as to any matter under this Lease, except with respect to any default by Tenant under Section 15.1(a) of this Lease and except as may be expressly provided elsewhere in this Lease, Landlord and Tenant hereby agree that such disagreement shall be finally settled by binding arbitration pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. The arbitrators shall determine the rights and obligations of the parties according to the terms and conditions of this Lease and the applicable laws of the State of California. The decision issued by the arbitrators pursuant to this Section shall be final and not subject to appeal. It is the intent of the parties that, barring extraordinary circumstances, any arbitration pursuant to this Section shall be concluded within sixty (60) days of the date such arbitration is first initiated by one or both of the parties. Except as provided in Section 23.1 above, Landlord and Tenant shall each pay its own costs, including attorney fees, incurred in preparing for and participating in the arbitration proceeding and each shall pay one-half of the cost of the arbitrators. Any decision by the arbitrators, shall be in writing, signed by the arbitrators and shall include the reasons for the decision.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

TENANT:	LANDLORD:
K3 FIRST STREET ASSOCIATES, LLC, a California limited liability company
By Howard Street Investors, LLC, a CA limited liability company, a, manager

SUNMICROSYSTEMS, INC., a Delaware
Corporation	By: KFRITZ Investors, LLC,a California limited liability company, its Manager

By: WWA Investors, LLC, a California limited liability company, its Manager

By:	/S/ Corey Wong	By:	/S/ William Wilson III
Director of Real Estate		Manager

By:	/S/ William Agrello
Sr. Vice President

By:	/S/ Michael Morris
Sr. Vice President
General Counsel & Secretary

EXHIBIT D

FURNITURE